Exhibit 10.1

SALE, PURCHASE AND ESCROW AGREEMENT

BETWEEN

ARIUM RESORT, LLC,

a Delaware limited liability company (Seller)

AND

NEXPOINT REAL ESTATE ADVISORS, L.P.,

a Delaware limited partnership

(Purchaser)

AND

CHICAGO TITLE INSURANCE COMPANY (Escrow Agent)

Table of Contents

Page
ARTICLE I RECITALS		- 1 -
1.1	Real Property	- 1 -
1.2	Personal Property	- 1 -
1.3	Purchase and Sale	- 1 -

ARTICLE II PURCHASE PRICE		- 2 -
2.1	Price	- 2 -
2.2	Investments	- 4 -
2.3	Interest on the Deposit	- 4 -
2.4	Defeasance of First Lien Indebtedness. .	- 4 -

ARTICLE III CONDITIONS TO THE PARTIES’ OBLIGATIONS		- 5 -
3.1	Conditions to Purchaser’s Obligation to Purchase	- 5 -
3.2	Conditions to Seller’s Obligation to Sell	- 5 -
3.3	Failure of Conditions	- 5 -

ARTICLE IV PURCHASER’S DELIVERIES AND SELLER’S DELIVERIES TO ESCROW AGENT		- 6 -
4.1	Purchaser’s Deliveries	- 6 -
4.2	Seller’s Deliveries	- 6 -
4.3	Failure to Deliver	- 7 -

ARTICLE V INVESTIGATION OF PROPERTY		- 7 -
5.1	Delivery of Documents	- 7 -
5.2	Physical Inspection of Property	- 8 -
5.3	Investigation Period	- 10 -
5.4	Effect of Termination	- 11 -
5.5	No Obligation to Cure	- 11 -
5.6	Copies of Third-Party Reports	- 11 -

ARTICLE VI THE CLOSING		- 11 -
6.1	Date and Manner of Closing	- 11 -

ARTICLE VII PRORATION, FEES, COSTS AND ADJUSTMENTS		- 12 -
7.1	Prorations	- 12 -
7.2	Seller’s Closing Costs	- 14 -
7.3	Purchaser’s Closing Costs	- 14 -
7.4	Rent Ready Units.	- 14 -

ARTICLE VIII DISTRIBUTION OF FUNDS AND DOCUMENTS		- 14 -
8.1	Delivery of the Purchase Price	- 14 -
8.2	Other Monetary Disbursements	- 14 -

i

8.3	Recorded Documents	- 14 -
8.4	Documents to Purchaser	- 15 -
8.5	Documents to Seller	- 15 -
8.6	All Other Documents	- 15 -

ARTICLE IX RETURN OF DOCUMENTS AND FUNDS UPON TERMINATION		- 15 -
9.1	Return of Seller’s Documents	- 15 -
9.2	Return of Purchaser’s Documents	- 15 -
9.3	Deposit	- 16 -
9.4	Disbursement of Deposit	- 16 -
9.5	No Effect on Rights of Parties; Survival	- 16 -

ARTICLE X DEFAULT		- 16 -
10.1	Seller’s Remedies	- 16 -
10.2	Purchaser’s Remedies	- 17 -

ARTICLE XI REPRESENTATIONS AND WARRANTIES		- 18 -
11.1	Seller’s Warranties and Representations	- 18 -
11.2	Purchaser’s Warranties and Representations	- 20 -
11.3	No Other Warranties and Representations	- 21 -

ARTICLE XII CASUALTY AND CONDEMNATION		- 26 -

ARTICLE XIII CONDUCT PRIOR TO CLOSING		- 27 -
13.1	Conduct	- 27 -
13.2	Actions Prohibited	- 27 -
13.3	Modification of Existing Leases and Contracts	- 27 -
13.4	New Leases and Contracts	- 27 -
13.5	Confidentiality; Standstill; Etc.	- 28 -
13.6	Right to Cure	- 29 -

ARTICLE XIV NOTICES		- 30 -

ARTICLE XV TRANSFER OF POSSESSION		- 32 -
15.1	Transfer of Possession	- 32 -
15.2	Delivery of Documents at Closing	- 32 -

ARTICLE XVI GENERAL PROVISIONS		- 32 -
16.1	Captions	- 32 -
16.2	Exhibits	- 32 -
16.3	Entire Agreement	- 32 -
16.4	Modification	- 32 -
16.5	Attorneys’ Fees	- 32 -
16.6	Governing Law	- 32 -
16.7	Time of Essence	- 32 -

16.8	Survival of Warranties	- 33 -
16.9	Assignment by Purchaser	- 33 -
16.10	Severability	- 33 -
16.11	Successors and Assigns; No Third Party Beneficiaries	- 33 -
16.12	Interpretation	- 33 -
16.13	Counterparts	- 34 -
16.14	Recordation	- 34 -
16.15	Limitation on Liability	- 34 -
16.16	Intentionally Omitted.	- 34 -
16.17	Business Day	- 34 -
16.18	Purchaser’s Audit Rights..	- 34 -
16.19	Radon..	- 35 -
16.20	Florida Disclosures.	- 35 -

ARTICLE XVII ESCROW AGENT DUTIES AND DISPUTES		- 36 -
17.1	Other Duties of Escrow Agent	- 36 -
17.2	Disputes	- 37 -
17.3	Reports	- 37 -

EXHIBITS

EXHIBIT A	‑‑	Description of Land and other Real Property
EXHIBIT B	‑‑	Intentionally Omitted
EXHIBIT C	‑‑	Assignment and Assumption of Leases, Contracts and Other Property Interests
EXHIBIT D	‑‑	Form of Bill of Sale
EXHIBIT E	‑‑	Leases
EXHIBIT F	--	Contracts
EXHIBIT G	‑‑	Form of Notice to Tenants
EXHIBIT H	‑‑	FIRPTA Affidavit
EXHIBIT I	--	Form of Deed
EXHIBIT J	--	Form of Title Affidavit

INDEX OF DEFINED TERMS

Term	Section
Assignment of Leases and Contracts	4.1.2
Bill of Sale	4.1.3
Closing	6.1
Code	11.2.5
Contracts	4.2.2
Deed	4.2.1
Defeasance	2.4
Defeasance Requirements	2.4
Deposit	2.1.1
ERISA	11.2.5
Escrow Agent	Introduction
First Lien Indebtedness	2.4
Final Closing Date	6.1
Improvements	1.1
Institutional Lender	13.6
Investigation Period	5.3.2
Land	1.1
Leases	4.2.1
Limitation Period	10.2
Lists	11.1.10(2)(a)
Material Environmental Issue	2.1.1
Material Title Defect	13.6
Maximum Liability Cap	16.15
Non-Refundable Portion	2.1.1
OFAC	11.1.10
Order(s)	11.1.10
Original Survey	5.1.2
Permitted Encumbrances	4.2.1
Personal Property	1.2
Property	1.2
Proprietary Information	13.5
Purchase Price	2.1
Purchaser	Introduction
Purchaser’s Action	10.1
Purchaser’s Broker	11.1.1
Real Property	1.1
Rent Loss Proceeds	Article XII
Seller	Introduction
Seller Parties	16.15
Seller’s Broker	11.1.1
Seller’s Restoration Expenses	Article XII
Survey	5.1.2
Tenant Payments	7.1.1
Title Company	3.1.3
Title Objections	5.3.1
Title Policy	3.1.3
Title Report	5.1.1
Updated Survey	5.3.1

SALE, PURCHASE AND ESCROW AGREEMENT

This Sale, Purchase and Escrow Agreement (the “Agreement”), dated as of July 24, 2019 (the “Effective Date”), is made by and between ARIUM RESORT, LLC, a Delaware limited liability company (“Seller”), and NEXPOINT REAL ESTATE ADVISORS, L.P., a Delaware limited partnership (“Purchaser”) and constitutes (a) a contract of sale and purchase between the parties and (b) an escrow agreement among Seller, Purchaser and CHICAGO TITLE INSURANCE COMPANY (“Escrow Agent”), the consent of which appears at the end hereof.

ARTICLE I

RECITALS

1.1Real Property.  Seller owns and holds fee title to that certain land (the “Land”), together with all improvements (the “Improvements”) located thereon, including all buildings and structures presently located on the Real Property and all apparatus, equipment and appliances owned by Seller and used in connection with the operation or occupancy of the Real Property, including, without limitation, all appliances located in the common areas, all heating and air conditioning systems, parking and recreational facilities, and refrigeration, ventilation or trash disposal facilities owned by Seller and located on the Real Property, known as The Avant at Pembroke Pines Apartments, located at 11801 Pembroke Road, Pembroke Pines, FL 33025, as more particularly described in Exhibit A (collectively, the “Real Property”).

1.2Personal Property.  In connection with the Real Property, Seller has (a) obtained certain governmental permits and approvals, (b) obtained certain contractual rights and other intangible assets, and (c) acquired certain other items of tangible personal property which are located on the Real Property and used by Seller in connection with the operation and maintenance thereof (collectively, the “Personal Property”). Notwithstanding the foregoing, in no event shall Personal Property include any proprietary and/or corporate branded intangible property of the property manager of the Real Property, including without limitation, logo files, brand standards, video files, collateral files, brochures, stationary, flyers in outlined vector format and copyrights to website and/or collateral files content and copy, and any items containing the name “GoldOller”, “Life on the GO” or variations thereof.

1.3Purchase and Sale.  Seller now desires to sell and Purchaser now desires to purchase all of Seller’s right, title and interest in and to the following:

(a)The Real Property;

(b)The Personal Property;

(c)All rights, privileges, easements, hereditaments, tenements and rights-of-way appurtenant to, or used in connection with, the beneficial use and enjoyment of the Real Property, including, without limitation, all right, title and interest, if any, of Seller in and to all water rights, open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores or rights-of-way in, on, across, in front of, contiguous to, abutting, adjoining or otherwise benefiting the Real Property (collectively, the "Appurtenances");

(d)All mechanical systems, fixtures, furniture, fittings, equipment, computer equipment (but not software), machinery, apparatus, appliances, tools, supplies, inventories, furnishings, equipment and other items of tangible personal property placed or installed on or about the Real Property or the Improvements and which are owned by Seller and used as a part of or in connection with the Real Property and Improvements, including, without limitation, all heating, ventilation and air conditioning compressors, engines, systems and equipment; any and all elevators, electrical fixtures, systems and equipment; all plumbing fixtures, systems and equipment; and all keys; the foregoing shall exclude personal property that is owned by any tenants, former tenants or the management company, or which is leased pursuant to a Contract (as hereinafter defined);

(e)Except as set forth in Section 1.2 above, all transferable intangible personal property owned by Seller and used in the ownership, use and operation of the Real Property, Improvements and/or Personal Property, including, without limitation, Seller’s right, if any, to use any name used in connection with the Real Property or Improvements (including the name “Avant at Pembroke Pines Apartments”), together with any domain name and associated URL applicable thereto, all transferable plans and specifications with respect to the Real Property, all certificates of occupancy with respect to the Real Property, all transferable licenses, permits, approvals, development rights, applications and warranties now in effect with respect to the Real Property, Improvements or Personal Property, including construction related warranties and guaranties covering all or a part of the Real Property and the Improvements as well as any manufacturers' warranties relating to any Personal Property (collectively, the “Warranties”); telephone numbers, fax numbers and e-mail addresses and, the Contracts (collectively, the "Intangible Property"); and

(f)All of Seller’s rights as landlord under the Leases (as defined below).

All of the items described in Section 1.3 (a), (b), (c), (d), (e) and (f) above shall hereinafter be collectively referred to as the "Property".

ARTICLE II

PURCHASE PRICE

2.1Price.  In consideration of the covenants herein contained, Seller hereby agrees to sell and Purchaser hereby agrees to purchase the Property for a total purchase price of Three Hundred Twenty-Two Million and No/100 Dollars ($322,000,000.00) (the “Purchase Price”), which shall be paid by Purchaser as follows:

2.1.1Deposit.  Purchaser has delivered concurrently with its execution of this Agreement or will deliver within two (2) business days, to Escrow Agent by bank wire of immediately available funds the sum of Ten Million and No/100 Dollars ($10,000,000.00) (the “Deposit”). Notwithstanding anything in this Agreement to the contrary, Five Million and No/100 Dollars ($5,000,000.00) of the Deposit (the “Non-Refundable Portion”) shall be non-refundable to Purchaser except only in the event of a termination of this Agreement (i) pursuant to Section 10.2 of this Agreement, (ii) pursuant to Article XII of this

Agreement, (iii) pursuant to Section 3.3 of this Agreement solely resulting from the failure of the condition precedent set forth in Section 3.1.3 to be satisfied or waived by Purchaser on or prior to the Pre-Closing Date, (iv) on or prior to the expiration of the Investigation Period (as defined below) solely as a result of a Material Title Defect (as defined in Section 13.6), or (v) on or prior to the expiration of the Investigation Period (as defined below) solely as a result of a “Material Environmental Issue” which shall mean the presence of Hazardous Materials (as defined below) at the Real Property constituting a material breach of Environmental Laws (as defined below) as expressly identified in a Phase I and/or Phase II report (which was not disclosed in the Existing Environmental Report (defined below)) prepared for Purchaser or its lender by a reputable and licensed environmental engineering firm, a copy of which report shall be provided to Seller if requested by Seller, and the presence of which Hazardous Materials are such that the same will cause (or does cause) an Institutional Lender (as defined in Section 13.6) to refuse to provide financing for the acquisition of the Property on terms that are substantially similar to those that would have been offered by the respective Institutional Lender but for such environmental issue, or the Phase I obtained by Purchaser properly recommends a Phase II be done at the Real Property (consistent with market standards for the issue(s) identified in such report), and Seller does not permit the performance of such Phase II at the Real Property.  Purchaser acknowledges receipt of the Title Report, Original Survey, Updated Survey and Environmental Report dated June 27, 2019, prepared by Partner Engineering and Science, Inc. (the “Existing Environmental Report”) and has reviewed the Title Report, Original Survey, Updated Survey and Existing Environmental Report and Purchaser acknowledges and agrees, as of the Effective Date, there are no Material Environmental Issues or Material Title Defects.

2.1.2Intentionally Omitted.

2.1.3Balance of Purchase Price.  Purchaser shall, no later than 2:00 p.m. Eastern Time on business day immediately preceding the Final Closing Date (as defined in Section 6.1) (the “Pre-Closing Date”), deliver to Escrow Agent, by bank wire transfer of immediately available funds, a sum equal to the balance of the Purchase Price.  The balance of the Purchase Price received by Seller at Closing shall be adjusted to reflect prorations and other adjustments pursuant to Section 7.1 and Section 2.3. PURCHASER EXPRESSLY ACKNOWLEDGES AND ACCEPTS ITS OBLIGATION TO DELIVER THE BALANCE OF THE PURCHASE PRICE ADJUSTED TO REFLECT PRORATIONS AND OTHER ADJUSTMENTS PURSUANT TO SECTION 7.1 AND SECTION 2.3 TO ESCROW AGENT ON OR BEFORE 2:00 P.M. EASTERN TIME ON THE PRE-CLOSING DATE, AND, PROVIDED ALL CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATION TO CLOSE UNDER THIS AGREEMENT HAVE BEEN SATISFIED, SHALL AUTHORIZE THE DISBURSEMENT OF FUNDS ON THE FINAL CLOSING DATE (AS DEFINED IN SECTION 6.1) IN SUFFICIENT TIME TO ALLOW THE DEFEASANCE (AS DEFINED IN SECTION 2.4 BELOW) TO CLOSE PRIOR TO THE RECORDING OF THE DEED (AS DEFINED IN SECTION 4.2.1) AND TO ENABLE SELLER TO SECURE THE TIMELY RELEASE OF THE FIRST LIEN INDEBTEDNESS PURSUANT TO, AND AS DEFINED IN, SECTION 2.4 BELOW.

2.2Investments.  Following the collection of the Deposit, Escrow Agent shall, at the direction of Purchaser, invest the Deposit in:

(a)obligations of the United States government, its agencies or independent departments;

(b)certificates of deposit issued by a banking institution whose principal office is in New York City or Los Angeles, with assets in excess of $1 billion; or

(c)an interest-bearing account of a banking institution whose principal office is in New York City or Los Angeles, with assets in excess of $1 billion.

No investment of the Deposit shall have a maturity date beyond the Final Closing Date (as defined in Section 6.1).

2.3Interest on the Deposit.  Any interest earned on the Deposit shall be credited and delivered to the party receiving the Deposit, provided, however, that if the transaction closes, at Closing any interest earned on the Deposit shall be credited to Purchaser by applying the same against the Purchase Price.

2.4Defeasance of First Lien Indebtedness.  Seller hereby notifies Purchaser that Seller will be required to defease the first lien indebtedness encumbering the Property (the “Defeasance”).  Seller and Purchaser acknowledge that Seller is the borrower under, and the Property is encumbered by, a mortgage loan dated June 24, 2013 (the “First Lien Indebtedness”).  At Closing and prior to the recordation of the Deed, Seller, shall, subject to the terms and provisions hereof, defease the First Lien Indebtedness pursuant to the requirements set forth in the loan documents therefor (the “Defeasance Requirements”).  The Defeasance Requirements provide for the substitution of the Property (and the release of the liens securing the First Lien Indebtedness on the Property) with U.S. government obligations purchased by or for Seller. Because of the Defeasance Requirements, Purchaser's cooperation will be necessary, and, provided that the  conditions precedent in Section 3.1 have been satisfied or waived by Purchaser as applicable, Purchaser hereby agrees to (i) deposit all documents required by Purchaser hereunder to be delivered at the Closing, which documents shall be fully executed, and where required acknowledged, with Escrow Agent no later than the Pre-Closing Date, and (ii) deposit the balance of the Purchase Price (i.e., less the Deposit plus or minus prorations and adjustments as applicable) into escrow with  Escrow Agent no later than 2:00 p.m. Eastern Time on the Pre-Closing Date for the express purpose of facilitating the Defeasance.

ARTICLE III

CONDITIONS TO THE PARTIES’ OBLIGATIONS

3.1Conditions to Purchaser’s Obligation to Purchase.  Purchaser’s obligation to purchase is expressly conditioned upon each of the following:

3.1.1Performance by Seller.  Performance in all material respects of the obligations and covenants of, and deliveries required of, Seller hereunder.

3.1.2Delivery of Title and Possession.  Delivery at the Closing of (a) the Deed (as defined in Section 4.2.1) and (b) possession as provided in Section 15.1.

3.1.3Title Insurance.  Delivery at the Closing of the standard current form of American Land Title Association (ALTA) owner’s policy of title insurance (the “Title Policy”), or an irrevocable commitment to issue the same, with liability in the amount of the Purchase Price issued by CHICAGO TITLE INSURANCE COMPANY (the “Title Company”), insuring that fee title to the Real Property vests in Purchaser subject to the Permitted Encumbrances (as defined in Section 4.2.1), provided that Purchaser pays the title insurance premium and otherwise complies with the Title Company requirements applicable to Purchaser. (At its option, Purchaser may direct the Title Company to issue additional title insurance endorsements if Purchaser pays for the extra cost of such additional endorsements, provided that the Title Company’s failure to issue any such additional endorsements shall not affect Purchaser’s obligations under this Agreement).

3.1.4Seller’s Representations.  The representations and warranties by Seller set forth in Section 11.1 being true and correct in all material respects as of the Closing except as modified by notice (in accordance with Section 11.1) to which Purchaser does not object in writing by the later of (a) three (3) business days after receipt thereof or (b) the end of the Investigation Period.

3.2Conditions to Seller’s Obligation to Sell.  Seller’s obligation to sell is expressly conditioned upon each of the following:

3.2.1Performance by Purchaser.  Performance in all material respects of the obligations and covenants of, and deliveries required of, Purchaser hereunder.

3.2.2Receipt of Purchase Price.  Receipt of the Purchase Price and any adjustments due Seller under Article VII at the Closing in the manner herein provided.

3.3Failure of Conditions.  In the event that any condition set forth in Section 3.1 or Section 3.2 is not satisfied or waived by Purchaser or Seller, as the case may be, on or as of the Pre-Closing Date, and the other party is not otherwise in default hereunder, the sole right of Purchaser and Seller, as applicable, shall be either (a) to terminate this Agreement by delivering written notice of such termination to the other party on or prior to the Closing, in which event the Deposit shall be disbursed in accordance with Sections 9.3 and 9.4, and the parties shall have no further obligations or liabilities to the other hereunder, except as expressly provided for in this Agreement, or (b) to waive the satisfaction of such condition or conditions and proceed to Closing in accordance with and subject to the terms of this Agreement; provided, however, that with respect to a failure of any condition either (i) under Section 3.1.3 resulting from a matter affecting title which is not a Permitted Encumbrance, or (ii) under Section 3.1.4, in either case which failure is not the result of a Seller breach or default hereunder, Seller shall have the right to extend the Final Closing Date by up to thirty (30) days in the aggregate by written notice to Purchaser, during which period Seller shall use commercially reasonable efforts to cause such condition(s) to be satisfied.

ARTICLE IV

PURCHASER’S DELIVERIES AND SELLER’S

DELIVERIES TO ESCROW AGENT

4.1Purchaser’s Deliveries.  Purchaser shall, on or before 2:00 p.m. Eastern Time on the Pre-Closing Date, deliver to Escrow Agent each of the following:

4.1.1Purchase Price.  The Purchase Price as set forth in Article II.

4.1.2Assignment of Leases and Contracts.  Two (2) executed counterparts of the Assignment and Assumption of Leases, Contracts and Other Property Interests (the “Assignment of Leases and Contracts”) in the form of Exhibit C.

4.1.3Bill of Sale.  Two (2) executed counterparts of a bill of sale (the “Bill of Sale”) in the form of Exhibit D.

4.1.4Closing Statement.  An executed settlement statement reflecting the prorations and adjustments required under Article VII.

4.1.5Cash – Prorations.  The amount, if any, required of Purchaser under Article VII.

4.2Seller’s Deliveries.  Seller shall, on or before 2:00 p.m. Eastern Time on the Pre-Closing Date, deliver to Escrow Agent each of the following:

4.2.1Deed.  A special warranty deed (the “Deed”) in the form of Exhibit I with respect to the Real Property, executed and acknowledged by Seller, pursuant to which Seller shall convey title to the Real Property subject to the following (collectively, the “Permitted Encumbrances”):

(a)Non-delinquent real property taxes and all assessments and unpaid installments thereof which are not delinquent.

(b)The residential occupancy leases affecting the Property and any leases executed in accordance with this Agreement after the date hereof (collectively, the “Leases”), and the rights of the tenants thereunder.

(c)Any other lien, encumbrance, easement or other exception or matter voluntarily imposed or consented to by Purchaser prior to or as of the Closing.

(d)All exceptions (including printed exceptions) to title contained or disclosed in the Title Report (as defined in Section 5.1.1) other than Title Objections (as defined in Section 5.3.1) identified and not thereafter waived by Purchaser.

(e)All matters, rights and interests that would be discovered by an inspection or survey of the Property.

(f)An updated Rent Roll for the Property.

4.2.2Assignment of Leases and Contracts.  Two (2) executed counterparts of the Assignment of Leases and Contracts, and (whether through the closing escrow or through such other method of delivery as the parties may establish) original executed Leases (or copies if originals are not in Seller’s possession) and the service contracts, equipment leases, maintenance agreements and other contracts affecting the Property enumerated in Exhibit F (collectively, the “Contracts”) assigned thereby.

4.2.3Bill of Sale.  Two (2) executed counterparts of the Bill of Sale.

4.2.4Notices to Tenants.  A notice signed by Seller (or Seller’s manager for the Improvements) addressed to the tenants under the Leases in the form of Exhibit G.

4.2.5FIRPTA Affidavit.  Two (2) executed copies of an affidavit in the form of Exhibit H with respect to the Foreign Investment in Real Property Tax Act.

4.2.6Title Affidavit. A title affidavit in the form attached hereto as Exhibit J.

4.2.7Closing Statement.  An executed settlement statement reflecting the prorations and adjustments required under Article VII.

4.2.8Cash – Prorations.  The amount, if any, required of Seller under Article VII.

4.3Failure to Deliver.  The failure of Purchaser or Seller to make any delivery required above by and in accordance with this Article IV which is not waived by the other party shall constitute a default hereunder by Purchaser or Seller, as applicable.

ARTICLE V

INVESTIGATION OF PROPERTY

5.1Delivery of Documents.  Seller shall deliver, cause to be delivered, or make available to Purchaser the following:

5.1.1Preliminary Title Report.  A current preliminary title report covering the Real Property issued by the Title Company, together with copies of all documents referred to as exceptions therein (collectively, the “Title Report”).

5.1.2Survey.  To the extent in Seller’s possession or control, the most recent survey of the Real Property prepared by a licensed surveyor (the “Original Survey”).

5.1.3Leases and Contracts.  Copies of the Leases and the Contracts.

5.1.4Plans and Specifications.  To the extent in Seller’s possession or reasonable control, copies of all plans and specifications for the Improvements.

5.1.5Reports.  To the extent in Seller’s possession or reasonable control, copies of all environmental reports prepared by third parties.

5.1.6Permits.  To the extent in Seller’s possession or reasonable control, copies of all governmental permits, certificates of occupancy and approvals, in each case regarding the Property.

5.1.7Operating Statements.  operating statements for the prior fiscal year, and for the current year, to date, if available.

If requested by Seller, Purchaser shall provide written verification of its receipt of those items listed in this Section 5.1.

5.2Physical Inspection of Property.

5.2.1Seller shall allow Purchaser and Purchaser’s engineers, architects or other employees and agents reasonable access to the Property during normal business hours for the limited purposes provided herein.

5.2.2Purchaser and its engineers, architects and other employees and agents may exercise such access solely for the purposes of (a) reviewing contracts, books and records relating to the Property (other than any privileged, proprietary or confidential records), soil reports, environmental studies and reports, surveys, and building and systems plans; (b) reviewing records relating to operating expenses and other instruments and correspondence relating to the Property; and (c) inspecting the physical condition of the Property and conducting non-intrusive physical and environmental tests and inspections thereof. PURCHASER SHALL NOT CONDUCT OR ALLOW ANY PHYSICALLY INTRUSIVE TESTING OF, ON OR UNDER THE PROPERTY WITHOUT FIRST OBTAINING SELLER’S WRITTEN CONSENT AS TO THE TIMING AND SCOPE OF THE WORK TO BE PERFORMED AND THE PARTIES ENTERING INTO AN AMENDMENT HERETO MEMORIALIZING SUCH SCOPE OF WORK AND ANY ADDITIONAL AGREEMENTS OF THE PARTIES WITH RESPECT TO SUCH TESTING.

5.2.3Prior to Purchaser or its agent’s entry on the Property, Purchaser shall furnish (or caused to be furnished) to Seller a certificate of insurance demonstrating Seller,  its property manager and any lender or other parties with insurable interest that Seller may reasonably designate are included as additional insureds (on a primary and non-contributory basis) on Purchaser’s and if applicable its agent’s commercial general liability and excess umbrella liability insurance policy(ies) with a company or companies having an AM BEST rating of AIX. Such policies shall provide at Purchaser’s or its agent’s sole cost coverage and limits in an amount of at least: (a) Commercial General Liability: $1,000,000 Combined Single Limit each occurrence for bodily injury and property damage, $1,000,000 personal and advertising injury, including a General Aggregate of at least $1,000,000; (b) Automobile Liability of $1,000,000 each accident for bodily injury and property damage as may be applicable, for any owned, non-owned or hired automobiles; (c) Statutory Workers Compensation and $1,000,000 Employers Liability; and (d) Umbrella / Excess Liability in the amount of $2,000,000 excess of the underlying Commercial General, Auto and Employer Liability insurance.  Purchaser shall also evidence any insurance required by law or reasonably required by Seller based on Purchaser’s anticipated and allowed activities on the Property.  All policies shall include or be endorsed to provide a waiver of subrogation in favor of Seller.  Purchaser agrees to maintain such coverage for so long as this Agreement remains in effect.

5.2.4Purchaser agrees that, in the exercise of the right of access granted hereby, it will not unreasonably interfere with or permit unreasonable interference with any person occupying or providing service at the Property.  Purchaser agrees that it or its agents will not communicate with any tenants without the consent of Seller.

5.2.5Purchaser agrees to indemnify, defend and hold harmless Seller and its affiliates, members, partners, subsidiaries, shareholders, officers, directors and agents from any loss, injury, damage, cause of action, liability, claim, lien, cost or expense, including reasonable attorneys’ fees and costs, arising from the exercise by Purchaser or its employees, consultants, agents or representatives of the right of access under this Agreement or out of any of the foregoing; provided, however, that this indemnity shall not extend to and in no event shall Purchaser be liable to Seller or any of such other indemnified parties to the extent any loss, injury, damage, cause of action, liability, claim, lien, cost or expense arises from (a) any gross negligence or willful conduct of Seller or anyone acting by, through or under Seller, or (b) any pre-existing conditions on or about the Property except to the extent that such conditions were exacerbated due to the acts or omissions of Purchaser or anyone acting by, through or under Purchaser.  The indemnity in this Section 5.2.5 shall survive the Closing or any termination of this Agreement.

5.2.6Purchaser agrees to give Seller reasonable prior notice of its intent to conduct any inspections or tests so that Seller will have the opportunity to have a representative present during any such inspection or test, the right to do which Seller expressly reserves.  Purchaser agrees to cooperate with any reasonable request by Seller in connection with the timing of any such inspection or test.  Purchaser agrees to provide Seller, upon Seller’s request, with a copy of any written inspection or test report or summary prepared by any third party.

5.2.7Purchaser agrees that any inspection, test or other study or analysis of the Property shall be performed at Purchaser’s expense and in strict accordance with applicable law.

5.2.8Purchaser agrees at its own expense to promptly repair or restore the Property, or, at Seller’s option, to reimburse Seller for any repair or restoration costs, if any inspection or test requires or results in any damage to or alteration of the condition of the Property.  The obligations set forth in this Section 5.2.8 shall survive the Closing or any termination of this Agreement.

5.3Investigation Period.  Purchaser shall have the right to make the following investigations.

5.3.1Title and Survey.  Purchaser shall have until August 7, 2019 at 5:00 p.m. Eastern Time to notify Seller of any objections (the “Title Objections”) with respect to the Title Report, the Original Survey and any update to the Original Survey or new survey that Purchaser obtains (the “Updated Survey”; and, together with the Original Survey and any further update to the Updated Survey, collectively, the “Survey”) based on its review thereof.  If Purchaser does not give such notice, such failure shall be conclusively deemed to be full and complete approval of the Title Report and the Survey and any matter disclosed therein.  If Purchaser does give such notice, Seller shall have five (5) business days after receipt thereof to notify Purchaser that Seller (a) will cause or (b) elects not to cause any or all of the Title Objections disclosed therein to be removed or insured over by the Title Company.  Seller’s failure to notify Purchaser within such five (5) business day period as to any Title Objection shall be deemed an election by Seller not to remove or have the Title Company insure over such Title Objection.  If Seller notifies or is deemed to have notified Purchaser that Seller shall not remove nor have the Title Company insure over any or all of the Title Objections, Purchaser shall have until the fifth (5th) day after the expiration of such five business day period, as applicable, (i) to terminate this Agreement or (ii) to waive such Title Objections and proceed to Closing without any abatement or reduction in the Purchase Price on account of such Title Objections.  If Purchaser does not give such notice within said five business day period, Purchaser shall be deemed to have elected to waive such Title Objections.  Notwithstanding the foregoing, Purchaser acknowledges receipt of and has reviewed the Title Report, Original Survey and Updated Survey and acknowledges and agrees that as of the Effective Date, there are no Material Title Defects disclosed thereby and Purchaser hereby waives any and all rights to terminate this Agreement pursuant to this Section 5.3.1.

5.3.2General Investigation.  In addition, Purchaser shall have from the date hereof until August 16, 2019 at 5:00 p.m. Eastern Time (the “Investigation Period”) to notify Seller that, as a result of Purchaser’s review of any documents (other than the Title Report or the Survey) or Purchaser’s investigation of the Property, it disapproves of any matter or item affecting the Property and terminates this Agreement.  If Purchaser fails to give such notice of disapproval and termination with respect to any matter relating to the Property prior to the expiration of the Investigation Period, such failure shall be conclusively deemed to be full and complete approval of such matters and a satisfaction of this condition.

5.3.3Contracts.  Prior to the expiration of the Investigation Period, Purchaser will advise Seller in writing of which Contracts listed on Exhibit F attached hereto it will assume and for which Contracts Purchaser requests that Seller deliver written termination at or prior to Closing, provided Seller shall have no obligation to terminate, and Purchaser shall be obligated to assume, any cable services contract or any other Contracts which by their terms cannot be terminated or which cannot be terminated without penalty or payment of a fee, including, without limitation, the AT&T bulk cable contract and the Marlin Business copier contract. If Purchaser fails to provide notice as set forth in this Section 5.3.3, then Purchaser shall be deemed to have elected to assume all Contracts.

5.4Effect of Termination.  If Purchaser terminates this Agreement in accordance with Section 5.3, then subject to Section 5.2, all further rights and obligations of the parties shall cease and terminate without any further liability of either party to the other (except those obligations which are specifically provided to survive such termination as provided in this Agreement).

5.5No Obligation to Cure.  Nothing contained in this Agreement or otherwise shall require Seller to render its title marketable or to remove or correct any exception or matter disapproved by Purchaser or to spend any money or incur any expense in order to do so, other than to cure at Closing, those matters listed in Schedule 2.1.1 attached hereto.

5.6Copies of Third-Party Reports.  If the Investigation Period is extended for any reason, including by amendment to this Agreement, or if Seller otherwise requests, Purchaser, within three (3) days after such extension or request, shall provide Seller, with copies of all third-party reports generated with respect to the Property.

ARTICLE VI

THE CLOSING

6.1Date and Manner of Closing.  Escrow Agent shall close the escrow (the “Closing”) as soon as all conditions to closing contained in this Agreement have been satisfied (or deemed satisfied) or waived in writing which shall in any event be not later than 11:00 a.m. Eastern Time on August 30, 2019 (the “Final Closing Date”), time being of the essence (subject only to Seller’s express rights of remedy or cure provided herein, in which event Seller will give Purchaser not less than three (3) business days’ notice of the date of Closing), by recording and delivering all documents and funds as set forth in Article VIII. In addition to the foregoing, Seller shall have the right to extend the Final Closing Date, if on or prior to the date that is at least three (3) days prior to the then scheduled Final Closing Date, Seller delivers written notice to Purchaser to so extend the Final Closing Date until the next Payment Date (as hereinafter defined) or for a period of up to fifteen (15) days if required by Seller to complete the Defeasance. “Payment Date” as used herein shall mean the date upon which Seller may complete the Defeasance pursuant to the Defeasance Requirements and/or payoff the Supplemental Mortgage Loan encumbering the Property dated November 6, 2015 (the “Supplemental Loan”) without additional interest or penalty.

ARTICLE VII

PRORATION, FEES, COSTS AND ADJUSTMENTS

7.1Prorations.  Prior to the Closing, Seller shall determine the amounts of the prorations in accordance with this Agreement and notify Purchaser thereof.  Purchaser shall review and approve such determination promptly and prior to the Closing, such approval not to be unreasonably withheld or delayed.  Thereafter, Purchaser and Seller shall each inform Escrow Agent of such amounts.

7.1.1Certain Items Prorated.  In accordance with the notifications, Escrow Agent shall prorate between the parties (and the parties shall deposit funds therefor with Escrow Agent or shall instruct Escrow Agent to debit against sums held by Escrow Agent owing to such party), as of 11:59 p.m. on the day immediately preceding the Final Closing Date, all income and expenses with respect to the Property and payable to or by the owner of the Property, including, without limitation:  (a) all real property taxes and assessments on the basis of the fiscal period for which assessed (if the Closing shall occur before the tax rate is fixed, the apportionment of taxes shall be based on the tax rate for the preceding period applied to the latest assessed valuation and after the Closing (assuming the highest possible discount rate available on account of the early payment of such taxes, assessments and amounts), when the actual real property taxes are finally fixed, Seller and Purchaser shall promptly make a recalculation of such proration, and the appropriate party shall make the applicable payment reflecting the recalculation to the other party); (b) rents and other tenant payments and tenant reimbursements (collectively, “Tenant Payments”) if any, received under the Leases; (c) personal property taxes and assessments on the Personal Property; (d) charges for water, sewer, electricity, gas, fuel and other utility charges, all of which shall be read promptly before Closing, unless Seller elects to close its own applicable account, in which event Purchaser shall open its own account and the respective charges shall not be prorated; (e) the cost, based on the invoices of Seller’s suppliers, of all building supplies (but not building materials) all in unopened containers, in accordance with an inventory to be made by Seller as of a date not more than ten (10) days preceding the Closing; (f) amounts prepaid and amounts accrued but unpaid on service contracts and management contracts which are to be assumed by Purchaser; provided, however, if any upfront cable marketing fees have been paid to Seller, such fees shall only be prorated with respect to cable contracts entered into during the twelve (12) month period preceding the date of this Agreement; (g) periodic fees for licenses, permits or other authorizations with respect to the Property; and (h) HOA fees or assessments and other similar fees or assessments. The adjustment obligation in item (a) above shall survive the Closing.

7.1.2Leasing Commissions.  At the Closing, Purchaser and Seller shall prorate, based on the portion of the term of the applicable Lease occurring before and after the Closing, all leasing commissions and other charges payable by reason of or in connection with any Lease entered into after the end of the Investigation Period, any renewal or extension of an existing Lease after such date and any new lease referred to in Section 13.4.

7.1.3Taxes.

(a)Real property tax refunds and credits received after the Closing which are attributable to a fiscal tax year prior to the Closing shall belong to Seller.  Any such refunds and credits attributable to the fiscal tax year during which the Closing occurs shall be apportioned between Seller and Purchaser after deducting the reasonable out-of-pocket expenses of collection thereof.  This apportionment obligation shall survive the Closing.

(b)If any tax appeal or certiorari proceedings shall not have been finally resolved or settled prior to the Closing and shall relate to any tax period a portion or all of which precedes the Closing, Seller shall be entitled to control the disposition of any such tax appeal or certiorari proceeding, but Seller shall keep Purchaser reasonably updated as to the status of any such appeal or certiorari, and any refunds received therefrom, net of any expenses incurred by Seller in connection therewith, shall be prorated between the parties on the basis of the portions accruing to periods before and after the Closing.

7.1.4Security and Other Deposits.  At the Closing, Seller shall deliver to Purchaser all unapplied refundable security deposits (plus interest accrued thereon to the extent required to be paid by the applicable Lease or applicable law) required to be held by Seller under the Leases and Purchaser shall pay Seller an amount equal to all utility and contract deposits then held by third parties with respect to the Property and transferred to Purchaser hereunder.  If any security deposits shall be held by Seller in the form of letters of credit or surety bonds, Seller shall assign its rights thereunder to Purchaser and shall cooperate reasonably with Purchaser in respect of the reissuance of any such letters of credit or bonds in the name of Purchaser.

7.1.5Adjustments.

(a)Delinquent Tenant Payments other than such amounts prorated pursuant to Section 7.1.1(c), if any, shall not be prorated and all rights thereto shall be retained by Seller, who reserves the right to collect and retain such delinquent Tenant Payments, and Purchaser agrees to cooperate with Seller in Seller’s efforts to collect such Tenant Payments; provided, however, that Seller shall not be entitled to commence any disposition or eviction proceeding against the delinquent tenant.  If at any time after the Closing Purchaser shall receive any such delinquent Tenant Payments (all of which Purchaser shall use its best efforts to obtain), Purchaser shall immediately remit such Tenant Payments to Seller, provided that any monies received by Purchaser from a delinquent tenant shall be applied first to current rents then due and payable and then to delinquent rents in the inverse order in which they became due and payable.  The previous sentence shall survive the Closing.

(b)If real property taxes are apportioned at Closing based on the tax rate for the preceding period applied to the latest assessed valuation (assuming the highest possible discount rate available on account of the early payment of such taxes, assessments and amounts) and if prior to the Pre-Closing Date, actual or better estimates of tax rates and assessed valuation become available, the parties agree to reapportion such real property taxes based on such updated information.  If neither Seller nor Purchaser has received written request from the other prior to such date, to reapportion such real property taxes, then Purchaser and Seller shall each be deemed to have waived any right to seek such reapportionment.

7.1.6Insurance.  Seller’s existing liability and property insurance pertaining to the Property shall be canceled as of the Closing, and Seller shall receive any premium refund due thereon.

7.2Seller’s Closing Costs.  Seller shall pay (a) one-half of Escrow Agent’s escrow fee or escrow termination charge, (b) any documentary stamp or transfer tax, payable in connection with the Deed and (c) Seller’s own attorneys’ fees.

7.3Purchaser’s Closing Costs.  Purchaser shall pay (a)  one-half of Escrow Agent’s escrow fee or escrow termination charge, (b) the cost of the Title Report, the title premium for the Title Policy and lender’s policy of title insurance, together with the cost of any other title insurance endorsements ordered by Purchaser or its lender, if applicable, (c) the cost of any Updated Survey, (d) any costs incurred in recording the Deed or any other instruments, (e) any costs incurred in connection with Purchaser’s investigation of the Property pursuant to Article V, including the cost of any new environmental assessment commissioned by Purchaser, (f) any mortgage, tax, intangible tax or similar taxes in connection with any financing obtained by Purchaser, and (g) Purchaser’s own attorneys’ fees.

7.4Rent Ready Units.  Seller shall place apartment units that become vacant as of five (5) days prior to the Final Closing Date in a Rent Ready Condition.  “Rent Ready Condition” shall mean that each such apartment unit shall be in cleaned, recently painted (unless the paint in such unit is in such condition that it appears as if it has been recently painted), and that each such unit contains standard appliances, floor coverings and window coverings as exist in similar apartment units which have recently been leased at the Property and all such items are in working condition, and shall have been prepared in accordance with Seller's past operating procedures.  If any such vacant apartment unit is not in a Rent Ready Condition, then at the Closing Seller shall credit Purchaser Seven Hundred Fifty and No/100 Dollars ($750.00) for each such apartment unit.

ARTICLE VIII

DISTRIBUTION OF FUNDS AND DOCUMENTS

8.1Delivery of the Purchase Price.  At the Closing, Escrow Agent shall deliver the Purchase Price to Seller, and the transaction shall not be considered closed until such delivery occurs.

8.2Other Monetary Disbursements.  Escrow Agent shall, at the Closing, hold for personal pickup or arrange for wire transfer, (a) to Seller, or order, as instructed by Seller, all sums and any proration or other credits to which Seller is entitled and less any appropriate proration or other charges and (b) to Purchaser, or order, any excess funds therefor delivered to Escrow Agent by Purchaser and all sums and any proration or other credits to which Purchaser is entitled and less any appropriate proration or other charges.

8.3Recorded Documents.  Escrow Agent shall cause the Deed and any other documents that Seller or Purchaser desires to record to be recorded with the appropriate county recorder and, after recording, returned to the grantee, beneficiary or person acquiring rights under said document or for whose benefit said document was required.

8.4Documents to Purchaser.  Escrow Agent shall at the Closing deliver by overnight express delivery to Purchaser the following:

(a)one conformed copy of the Deed showing all recording data;

(b)one original of the Assignment of Leases and Contracts;

(c)one original of the Bill of Sale;

(d)one original of the Notice to Tenants;

(e)one original of the FIRPTA Affidavit;

(f)one original of the Closing Statement; and

(g)one original of the Title Policy.

8.5Documents to Seller.  Escrow Agent shall at the Closing deliver by overnight express delivery to Seller, the following:

(a)one conformed copy of the Deed showing all recording data;

(b)one original of the Assignment of Leases and Contracts;

(c)one original of the Bill of Sale;

(d)one copy of the Notice to Tenants;

(e)one original of the Withholding Documents;

(f)one original of the FIRPTA Affidavit; and

(g)one original of the Closing Statement.

8.6All Other Documents.  Escrow Agent shall at the Closing deliver by overnight express delivery, each other document received hereunder by Escrow Agent to the person acquiring rights under said document or for whose benefit said document was required.

ARTICLE IX

RETURN OF DOCUMENTS AND FUNDS UPON TERMINATION

9.1Return of Seller’s Documents.  If escrow or this Agreement is terminated for any reason, Purchaser shall, within five (5) days following such termination, deliver to Seller all documents and materials relating to the Property previously delivered to Purchaser by Seller and copies of all reports, studies, documents and materials obtained by Purchaser from third parties in connection with the Property and Purchaser’s investigation thereof.  Such items shall be delivered without representation or warranty as to accuracy or completeness and with no right of Seller to rely thereon without the consent of the third party.  Escrow Agent shall deliver all documents and materials deposited by Seller and then in Escrow Agent’s possession to Seller and shall destroy any documents executed by both Purchaser and Seller.  Upon delivery by Escrow Agent to Seller (or such destruction, as applicable) of such documents and materials, Escrow Agent’s obligations with regard to such documents and materials under this Agreement shall be deemed fulfilled and Escrow Agent shall have no further liability with regard to such documents and materials to either Seller or Purchaser.

9.2Return of Purchaser’s Documents.  If escrow or this Agreement is terminated for any reason, Escrow Agent shall deliver all documents and materials deposited by Purchaser and then in Escrow Agent’s possession to Purchaser and shall destroy any documents executed by both Purchaser and Seller. Upon delivery by Escrow Agent to Purchaser (or such destruction, as applicable) of such documents and materials, Escrow Agent’s obligations with regard to such documents and materials under this Agreement shall be deemed fulfilled and Escrow Agent shall have no further liability with regard to such documents and materials to either Seller or Purchaser.

9.3Deposit.  If escrow or this Agreement is terminated pursuant to (i) Section 3.3, Section 5.3.2, Section 10.2 or Section 13.6 or (ii) Article XII, then, subject to Section 2.1.1 with respect to the Non-Refundable Portion of the Deposit and Section 5.2, Purchaser shall be entitled to obtain the return of the Deposit pursuant to Section 9.4 below.

If the Closing does not take place and escrow or this Agreement is terminated for any other reason, Seller shall be entitled to the Deposit by retaining or causing Escrow Agent to deliver such Deposit to Seller pursuant to Section 9.4 below.

9.4Disbursement of Deposit.  If Escrow Agent receives a notice from either party instructing Escrow Agent to deliver the Deposit or Non-Refundable Portion of the Deposit to such party, Escrow Agent shall deliver a copy of the notice to the other party within three (3) days after receipt of the notice.  If the other party does not object to the delivery of the Deposit or Non-Refundable Portion of the Deposit as set forth in the notice within three (3) business days after receipt of the copy of the notice, Escrow Agent shall, and is hereby authorized to, deliver the Deposit or Non-Refundable Portion of the Deposit to the party requesting it pursuant to the notice.  Any objection hereunder shall be by notice setting forth the nature and grounds for the objection and shall be sent to Escrow Agent and to the party requesting the Deposit.

9.5No Effect on Rights of Parties; Survival.  The return of documents and monies as set forth above shall not affect the right of either party to seek such legal or equitable remedies as such party may have under Article X with respect to the enforcement of this Agreement.  The obligations under this Article IX shall survive termination of this Agreement.

ARTICLE X

DEFAULT

10.1Seller’s Remedies.  If, for any reason whatsoever (other than the failure of a condition set forth in Section 3.1 and other than a termination of this Agreement pursuant to Section 5.3, Section 10.2, Section 13.6 or Article XII), Purchaser fails to complete the acquisition as herein provided, Purchaser shall be in breach of its obligations hereunder and Seller shall be released from any further obligations hereunder.  BY INITIALING BELOW, PURCHASER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY PURCHASER WOULD BE EXTREMELY DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT IS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES SELLER WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT FAILS TO CLOSE, AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT.  PURCHASER AND SELLER AGREE THAT SELLER’S RIGHT TO RETAIN THE DEPOSIT SHALL BE THE SOLE REMEDY OF SELLER AT LAW IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY PURCHASER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 10.1, IF PURCHASER BRINGS AN ACTION AGAINST SELLER FOR AN ALLEGED BREACH OR DEFAULT BY SELLER OF ITS OBLIGATIONS UNDER THIS AGREEMENT, RECORDS A LIS PENDENS OR OTHERWISE ENJOINS OR RESTRICTS SELLER’S ABILITY TO SELL AND TRANSFER THE PROPERTY OR REFUSES TO CONSENT TO OR INSTRUCT RELEASE OF THE DEPOSIT TO SELLER IF REQUIRED BY ESCROW AGENT (EACH A

“PURCHASER’S ACTION”), SELLER SHALL NOT BE RESTRICTED BY THE PROVISIONS OF THIS SECTION 10.1 FROM BRINGING AN ACTION AGAINST PURCHASER SEEKING EXPUNGEMENT OR RELIEF FROM ANY IMPROPERLY FILED LIS PENDENS, INJUNCTION OR OTHER RESTRAINT, AND/OR RECOVERING FEES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) WHICH SELLER MAY SUFFER OR INCUR AS A RESULT OF ANY PURCHASER’S ACTION BUT ONLY TO THE EXTENT THAT SELLER IS THE PREVAILING PARTY; AND THE AMOUNT OF ANY SUCH FEES, COSTS AND EXPENSES AWARDED TO SELLER SHALL BE IN ADDITION TO THE LIQUIDATED DAMAGES SET FORTH HEREIN.  NOTHING IN THIS AGREEMENT SHALL, HOWEVER, BE DEEMED TO LIMIT PURCHASER’S LIABILITY TO SELLER FOR DAMAGES OR INJUNCTIVE RELIEF FOR BREACH OF PURCHASER’S INDEMNITY OBLIGATIONS UNDER SECTION 5.2.5 ABOVE OR FOR ATTORNEYS’ FEES AND COSTS AS PROVIDED IN SECTION 16.5 BELOW.

ACCEPTED AND AGREED TO:

/s/ Carlos Tejada	/s/ Matt McGraner
Seller	Purchaser

10.2Purchaser’s Remedies.  If the sale is not completed as herein provided solely by reason of any material default of Seller, and Seller has failed to cure such default within five (5) days after receipt of written notice of such default, or such longer period as may be otherwise provided to Seller in this Agreement, Purchaser shall be entitled, as its sole and exclusive remedy, either (a) to terminate this Agreement (by delivering notice to Seller which includes a waiver of any right, title or interest of Purchaser in the Property), and receive the Deposit (plus accrued interest) plus a reimbursement for actual costs and expenses incurred by Purchaser related to or arising out of the transaction contemplated by this Agreement in an amount not to exceed One Hundred Fifty Thousand and No/100 dollars ($150,000.00) (the “Pursuit Costs”), or (b) to treat this Agreement as being in full force and effect and pursue only the specific performance of this Agreement, provided that Purchaser must commence any action for specific performance within thirty (30) days after the scheduled Final Closing Date.  Purchaser waives any right to pursue any other remedy at law or equity for such default of Seller, including, without limitation, any right to seek, claim or obtain damages (other than for costs under (a) above), punitive damages or consequential damages. In no case shall Seller ever be liable to Purchaser under any statutory, common law, equitable or other theory of law, either prior to or following the Closing, for any lost rents, profits, “benefit of the bargain,” business opportunities or any form of consequential damage in connection with any claim, liability, demand or cause of action in any way or manner relating to the Property, the condition of the Property, this Agreement, or any transaction or matter between the parties contemplated hereunder.  Purchaser’s remedies hereunder are in addition to the right to receive the return of the Deposit, subject to Section 9.4, to the extent it is not applied to the Purchase Price in connection with Purchaser’s action for specific performance.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

11.1Seller’s Warranties and Representations.  The matters set forth in this Section 11.1 constitute representations and warranties by Seller which are now and (subject to matters contained in any notice given pursuant to the next succeeding sentence) shall, in all material respects, at the Closing be true and correct.  If Seller has actual knowledge that any of the representations and warranties contained in this Article XI may cease to be true, Seller shall give prompt notice to Purchaser (which notice shall include copies of the instrument, correspondence, or document, if any, upon which Seller’s notice is based).  As used in this Section 11.1, the phrase “to the extent of Seller’s actual knowledge” shall mean the actual knowledge of Carlos Tejada, Vice President of Seller.  There shall be no duty imposed or implied to investigate, inquire, inspect, or audit any such matters, and there shall be no personal liability on the part of such asset manager or disposition director.  To the extent Purchaser has or acquires actual knowledge or is deemed to know prior to the expiration of the Investigation Period that these representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Purchaser’s knowledge or deemed knowledge.  Purchaser shall be deemed to know a representation or warranty is untrue, inaccurate or incorrect if this Agreement or any files, documents, materials, analyses, studies, tests, or reports disclosed or made available to Purchaser prior to the expiration of the Investigation Period contains information which is inconsistent with such representation or warranty.

11.1.1No Broker.  Seller has not engaged or dealt with any broker or finder in connection with the sale contemplated by this Agreement, except Apartment CBRE (the “Seller’s Broker”).  Seller shall pay a brokerage commission to the Seller’s Broker in accordance with a separate agreement.  Seller shall indemnify and hold harmless Purchaser from any claims, costs, damages or liabilities (including attorneys’ fees) arising from any breach of the representation contained in this Section 11.1.1 or if the same shall be based on any statement, representation or agreement by Seller with respect to the payment of any brokerage commissions or finder’s fees.

11.1.2Organization.  Seller has been duly formed, validly exists and is in good standing in the jurisdiction of its formation and in the state in which the Property is located.

11.1.3Power and Authority.  Subject to Section 3.2.3, Seller has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

11.1.4Proceedings. Seller has not received any written notice of any pending or threatened condemnation or similar proceeding affecting any part of the Property.

11.1.5Contravention.  Seller is not prohibited from consummating the transactions contemplated by this Agreement by any law, regulation, agreement, instrument, restriction, order or judgment.

11.1.6Contracts.  The Contracts comprise all of the material contracts which currently affect the Property.  The list of Contracts set forth on Exhibit “F” shall be updated as necessary to include Contracts entered into by Seller pursuant to the terms of this Agreement and to delete Contracts which expired by their terms or which are terminated pursuant to the terms of this Agreement.

11.1.7Compliance.  Seller has not received written notice from any governmental authority that the Property is not in material compliance with all applicable laws, except for such failures to comply, if any, which have been remedied or as disclosed on Schedule 2.1.1.

11.1.8Employees.  Seller has no employees on-site at the Property providing on-site services to the Property and all such services are performed by Seller’s manager of the Property.

11.1.9Litigation.  To the extent of Seller’s actual knowledge, there is no material litigation affecting the Property which litigation is not covered by insurance.

11.1.10Prohibited Persons and Transactions.  Neither Seller nor any of its affiliates, nor to Seller’s knowledge any of their respective partners, members, shareholders or other equity owners, and to Seller’s knowledge none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (defined below) (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

11.1.11Rent Roll.  (i)    Attached hereto as Exhibit E is a rent roll reflecting all of the Leases which presently affect the Property and certain information concerning the Leases (the “Rent Roll”).   The Rent Roll, as of the Effective Date and the Updated Rent Roll, as of the Closing Date, sets forth the names of all of the tenants and, to Seller’s knowledge, their rent under their respective Leases.  Except as disclosed in the Rent Roll, to Seller’s knowledge, neither Seller nor any of the tenants under the Leases is in monetary default thereunder.  Except as disclosed on the Rent Roll, (a) no rents or other payments have been collected more than one month in advance, and (b) no rents or other deposits are held by Seller.  Notwithstanding anything to the contrary contained in this Agreement, Seller does not represent that any particular Lease or Leases will be in force or effect on the Final Closing Date or that the tenants thereunder will have performed their respective obligations under the Leases.

11.1.12Environmental Matters.  To Seller’s knowledge, Seller has received no written notice from any governmental authority asserting any material violation of Environmental Laws related to the Property which has not been cured or corrected as of the Effective Date. Purchaser acknowledges and agrees that receipt by Seller of any such violation notice following the Effective Date which is related to, or connected with, or arising out of, any matter disclosed in the Existing Environmental Report shall not be deemed a breach by Seller of the foregoing representation and Seller shall have no obligation to take any action in connection therewith.

11.2Purchaser’s Warranties and Representations.  The matters set forth in this Section 11.2 constitute representations, warranties and covenants by Purchaser which are now and shall, at the Closing, be true and correct.

11.2.1No Broker.  Except for Seller’s Broker, Purchaser has not engaged or dealt with any broker or finder in connection with the sale contemplated by this Agreement.  Purchaser shall indemnify and hold harmless Seller from any claims, costs, damages or liabilities (including attorneys’ fees) arising from any breach of the representation contained in this Section 11.2.1 or if the same shall be based on any statement, representation or agreement by Purchaser with respect to the payment of any brokerage commissions or finder’s fees.

11.2.2Power and Authority.  Purchaser has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

11.2.3Independent Investigation.  The consummation of this transaction shall constitute Purchaser’s acknowledgment that it has independently inspected and investigated the Property and has made and entered into this Agreement based upon such inspection and investigation and its own examination of the condition of the Property.

11.2.4Purchaser Reliance.  Purchaser is experienced in and knowledgeable about the ownership and management of real estate, and it has relied and will rely exclusively on its own consultants, advisors, counsel, employees, agents, principals and/or studies, investigations and/or inspections with respect to the Property, its condition, value and potential.  Purchaser agrees that, notwithstanding the fact that it has received certain information from Seller or its agents or consultants, Purchaser has relied solely upon and will continue to rely solely upon its own analysis and will not rely on any information provided by Seller or its agents or consultants, except as expressly set forth in Section 11.1.

11.2.5ERISA.  Purchaser represents, warrants and covenants that it is not using the assets of any (a) ”employee benefit plan” (within the meaning of Section 3(3) of  the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (b) ”plan” (within the meaning of Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)) or (c) entity whose underlying assets include “plan assets” by reason of a plan’s investment in such entity, to fund its purchase of the Property under this Agreement.

11.2.6Prohibited Persons and Transactions.  Neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under OFAC (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

11.3No Other Warranties and Representations.  Except for (i) the representations expressly provided by seller in THIS ARTICLE 11, OR IN ANY DOCUMENT DELIVERED BY SELLER TO PURCHASER AT CLOSING, (ii) THE WARRANTY OF TITLE INCLUDED IN THE DEED, AND, (iii) THE COVENANTS INCLUDED IN THIS agreement, Purchaser agrees (i) that it is purchasing the Property on an “As-Is, Where-Is” and “WITH ALL FAULTS” basis and based EXCLUSIVELY on its own expertise and that of purchaser’s consultants and/or ON its own investigation and examination of the Property, (ii) that neither Seller NOR SELLER’S employees, officers, directors, trustees, principals, agents, consultants, affiliates, parents, brokers, property managers, asset managers, attorneys, contractors, aND THEIR RESPECTIVE successors and assigns (collectively, “Representatives”) have made, and seller and SELLER’S representatives do not make and specifically negate and disclaim any warranty, representation, covenant, agreement or guarantee of any kind or character whether express, implied or statutory, written or oral, past, present or future, of, as to, concerning or with respect to any matter pertaining to the PRoperty including without limitation: (A) THE VALUE OF PROPERTY; (B) ANY INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PROPERTY; (D) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property; (e) the manner, quality, state of repair or lack of repair on the Property; (F) the nature, quality or condition of the Property, including, without limitation, water, WATER RIGHTS, soil, or geological conditions; (G) the compliance of or by Seller, the Property, or its operation with any codes, laws, rules, ordinances, regulations of any applicable governmental authority or body INCLUDING WITHOUT LIMITATION ANY APPLICABLE ZONING OR BUILDING REQUIREMENTS; (H) the nature, manner or quality of the construction or materials incorporated into the Property including, without limitation, any latent or patent defects; (I) the design of the property, including without limitation the specification of any materials or products incorporated into or used in connection with the construction of the property; (J) compliance with any environmental, health, safety or land use laws, rules, regulations, orders, codes or requirements, including, but not limited to, the Americans with Disabilities Act of 1990, the Federal Water Pollution Control Act, the Federal Resource Conservation and Recovery Act, the U.S. Environmental Protection Agency regulations at 40 CFR, Part 261, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Resource Conservation and Recovery Act of 1976, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, and regulations promulgated under any of the foregoing (collectively, “environmental laws”); (K) the presence or absence of “Hazardous Materials” (as defined below) at, on, or under the Property or any Property near or adjacent to the Property; (L) the presence or absence of any underground storage tanks on the Property or on property adjacent to or near the Property; (M) the content, completeness or accuracy of any of the Property Information (AND ANY OTHER DOCUMENTS AND INFORMATION given to or reviewed by purchaser), the offering, if any, prepared by ANY BROKER, OR any other materials related to Purchaser’s inspection of the Property, or any preliminary reports, title commitments, or other reports or documents regarding title to the Property; (N) the TENANT OCCUPANCY LEVEL AT THE PROPERTY; (O) deficiency of any undershoring; (P) deficiency of any drainage; (Q) the fact that all or a portion of the Property may be located in or near any flood area or zone OR WETLANDS; (R) the existence of vested land use, zoning or building entitlements affecting the Property (purchaser is solely responsible for obtaining any certification of occupancy or any other approval or permit necessary for transfer or occupancy of the property); (S) THE SQUARE FOOTAGE OF THE PROPERTY OR THE CONFORMITY OF THE IMPROVEMENTS TO ANY PLANS OR SPECIFICATIONS FOR THE PROPERTY, INCLUDING ANY PLANS AND SPECIFICATIONS THAT MAY HAVE BEEN PROVIDED TO PURCHASER; AND (T) any other matter relating to the Property or to the development or operation of the Property.  As used herein, the term “Hazardous Materials” shall mean any hazardous or toxic materials, substances or wastes that ARE or become regulated by any federal, state or local governmental authority, INCLUDING, WITHOUT LIMITATION, (i) substances defined as “hazardous substances,” “hazardous materials” or “toxic substances” in any environmental laws; (ii) any materials, substances or wastes which are toxic, ignitable, radioactive, corrosive or reactive and which are regulated by any STATE OR local governmental authority or any agency of the United States of America; (iii) asbestos, MOLD, fungi, petroleum and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and freon and other chlorofluorocarbons; and (iv) those substances defined as any of the foregoing in the regulations adopted and publications promulgated pursuant to each of the aforesaid laws.  Purchaser acknowledges that the purchase Price reflects the “as-is,” “where-is” nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the property and purchaser’s agreement to purchase the property “as-is” is a material inducement to seller to agree to sell the property at the purchase price provided herein.  IN ADDITION, PURCHASER ACKNOWLEDGES THAT SELLER SHALL HAVE NO OBLIGATION TO CLOSE ANY OPEN OR EXPIRED PERMITS OR BRING THE PROPERTY INTO COMPLIANCE UNDER ANY APPLICABLE LEGAL REQUIREMENT, INCLUDING, WITHOUT LIMITATION, ANY CODE AND FIRE REGULATIONS OR VIOLATIONS.

WITHOUT LIMITING THE FOREGOING AND SUBJECT SOLELY TO (i) THE SELLER’S REPRESENTATIONS IN PARAGRAPH 11.2 ABOVE, (ii) THE WARRANTY OF TITLE INCLUDED IN THE DEED, AND, (iii) DURING THE PENDENCY OF THIS AGREEMENT, BUT ONLY DURING THE PENDENCY OF THIS AGREEMENT, THE COVENANTS INCLUDED IN THIS AGREEMENT, PURCHASER, FOR ITSELF AND ITS AGENTS, PARENTS, AFFILIATES, SUCCESSORS AND ASSIGNS, WAIVES ITS RIGHT TO RECOVER FROM AND RELEASES AND FOREVER DISCHARGES SELLER AND SELLER’S REPRESENTATIVES FROM ANY AND ALL CLAIMS, DEMANDS, LIABILITIES, LOSSES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES (INCLUDING WITHOUT LIMITATION ATTORNEY FEES AND DISBURSEMENTS) WHATSOEVER (COLLECTIVELY "CLAIMS") WHETHER AT LAW OR IN EQUITY, WHETHER KNOWN OR UNKNOWN AT THE TIME OF THIS AGREEMENT, WHICH PURCHASER HAS OR MAY HAVE IN THE FUTURE, ARISING OUT OF THE PHYSICAL (INCLUDING WITHOUT LIMITATION, DESIGN AND CONSTRUCTION DEFECTS), ENVIRONMENTAL, HEALTH, SAFETY, ECONOMIC OR LEGAL CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ALL CLAIMS IN TORT OR CONTRACT AND ANY CLAIM FOR INDEMNIFICATION OR CONTRIBUTION ARISING UNDER ANY ENVIRONMENTAL LAWS OR ANY SIMILAR FEDERAL, STATE OR LOCAL STATUTE, RULE OR REGULATION (INCLUDING ANY SUBSEQUENT AMENDMENT OR ADDITION THERETO AND JUDICIAL INTERPRETATIONS THEREOF).  PURCHASER, FOR ITSELF AND ITS AGENTS, AFFILIATES, PARENTS, SUCCESSORS AND ASSIGNS UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND SELLER’S REPRESENTATIVES FROM AND AGAINST ANY AND ALL MATTERS AFFECTING THE PROPERTY.  PURCHASER ACKNOWLEDGES THAT PURCHASER HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF PURCHASER’S SELECTION AND PURCHASER IS GRANTING THIS WAIVER AND RELEASE OF ITS OWN VOLITION AND AFTER CONSULTATION WITH PURCHASER’S COUNSEL.

CONSISTENT WITH THE FOREGOING, PURCHASER ACKNOWLEDGES THAT THE PROPERTY IS CURRENTLY BEING OPERATED BY SELLER AS AN APARTMENT COMPLEX AND WAS NOT DESIGNED, ENGINEERED, CONSTRUCTED, DEVELOPED OR SOLD TO BE A CONDOMINIUM COMPLEX.  AND IF, AT ANY TIME AFTER THE CLOSING DATE ALL OR ANY PORTION OF THE PROPERTY IS CONVERTED TO OR SOLD AS A CONDOMINIUM UNIT OR PROJECT, A COMMON INTEREST DEVELOPMENT OR ANY SIMILAR FORM OF OWNERSHIP BY PURCHASER OR AN AFFILIATE OF PURCHASER, THEN IN SUCH EVENT PURCHASER SHALL INDEMNIFY, DEFEND, AND HOLD SELLER AND SELLER’S REPRESENTATIVES HARMLESS FROM AND AGAINST ALL CLAIMS OR DISPUTES, INCLUDING WITHOUT LIMITATION, THOSE THAT ALLEGE NEGLIGENCE OR OTHER TORTIOUS CONDUCT, MISREPRESENTATION, BREACH OF CONTRACT OR BREACH OF WARRANTIES RELATED TO THE PROPERTY’S (A) FITNESS FOR ANY PARTICULAR PURPOSE, (B) HABITABILITY OR MERCHANTABILITY, (C) DESIGN OR CONSTRUCTION INCLUDING WITHOUT LIMITATION SOIL CONDITIONS, GRADING, SPECIFICATIONS AND INSTALLATION OR ANY IMPROVEMENTS, (D) QUALITY, (E) CONDITION, (F) COMPLIANCE WITH PLANS, DRAWINGS OR SPECIFICATIONS, (G) EXISTENCE OF DEFECTS, LATENT OR PATENT, (H) EXISTENCE OF HAZARDOUS MATERIALS OR TOXIC SUBSTANCES, INCLUDING WITHOUT LIMITATION, LEAD PAINT, ASBESTOS, AND TOXIC AND OTHER MOLD ON, UNDER OR ABOUT THE PROPERTY OR THE ADJOINING OR NEIGHBORING PROPERTY, (I) EXISTENCE OF FAULTS, (J) FLOODING, OR (K) COMPLIANCE WITH LAWS AND REGULATIONS INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LAWS ASSERTED BY ANY THIRD PARTIES INCLUDING WITHOUT LIMITATION ANY SUBSEQUENT OWNERS OF THE PROPERTY AND ANY ASSOCIATION OF OWNERS OF THE PROPERTY AND WILL REIMBURSE SELLER AND SELLER’S REPRESENTATIVES FOR ANY REASONABLE EXPENSES (INCLUDING ALL REASONABLE ATTORNEYS’ FEES AND COSTS AND EXPERT WITNESS FEES AND COSTS) INCURRED OR THAT MAY BE INCURRED BY SELLER AND SELLER’S REPRESENTATIVES AS A RESULT OF ANY SUCH CLAIMS OR DISPUTES ASSERTED BY THIRD PARTIES.  AN ASSIGNMENT BY PURCHASER SHALL NOT RELEASE IT OF ITS OBLIGATIONS HEREUNDER TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER AND SELLER’S REPRESENTATIVES.

Purchaser’s Initials

THE AGREEMENT OF PURCHASER SET FORTH IN THIS PARAGRAPH 11.3 SHALL BE DEEMED TO BE AFFIRMED AS OF THE CLOSING AND The provisions of this Paragraph 11.3 shall survive indefinitely THE Closing or earlier termination of this agreement and shall not be merged into the Deed or other closing documents; PROVIDED, HOWEVER, THAT THE PROVISIONS OF THIS PARAGRAPH 11.3 SHALL NOT AFFECT PURCHASER’S RIGHTS PURSUANT TO PARAGRAPH 16.8 OF THIS agreement, IF AND AS APPLICABLE.  ADDITIONALLY, during the pendency of this agreement, the provisions of this paragraph 11.3 do not affect the covenants of seller included in this Agreement nor the performance of seller of such covenants. Further, NOTWITHSTANDING ANYTHING IN THIS Agreement  TO THE CONTRARY, PURCHASER SHALL HAVE THE RIGHT TO DEFEND GOVERNMENT AND THIRD-PARTY CLAIMS BY ALLEGING THAT PURCHAsER WAS NOT THE FEE OWNER OF THE PROPERTY ON THE DATE THAT THE ALLEGED ACT OR OMISSION OCCURRED.

11.3.1No Environmental Representations.  Seller makes no representations or warranties as to whether the Property contains asbestos, radon or any hazardous materials or harmful or toxic substances, or pertaining to the extent, location or nature of same, if any.  Further, to the extent that Seller has provided to Purchaser information from any inspection, engineering or environmental reports concerning asbestos, radon or any hazardous materials or harmful or toxic substances, Seller makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning the contents of such reports.

11.3.2Release of Environmental Claims.  Except as set forth in Section 11.1.12, Purchaser acknowledges and agrees that Seller makes no representation or warranty as to, and Purchaser, for itself, its successors and assigns, hereby waives and releases Seller from any present or future claims, at law or in equity, whether known or unknown, foreseeable or otherwise, arising from or relating to the presence or alleged presence of asbestos, radon or any hazardous materials or harmful or toxic substances in, on, under or about the Property, including without limitation any claims under or on account of (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may have been or may be amended from time to time, and similar state statutes, and any regulations promulgated thereunder, (b) any other federal, state or local law, ordinance, rule or regulation, now or hereafter in effect, that deals with or otherwise in any manner relates to, environmental matters of any kind, (c) this Agreement, or (d) the common law.  Purchaser hereby specifically acknowledges that Purchaser has carefully reviewed this Section 11.3.2 and has discussed its import with legal counsel and that the provisions of this Section 11.3.2 are a material part of this Agreement.  This Section 11.3.2 shall survive the Closing forever.

ARTICLE XII

CASUALTY AND CONDEMNATION

Promptly upon learning thereof, Seller shall give Purchaser written notice of any condemnation, material damage or destruction of the Property occurring prior to the Closing.  If prior to the Closing all or a material portion of the Property is condemned or is damaged or destroyed, Purchaser shall have the option of either (a) applying the proceeds of any condemnation award or payment under any insurance policies (other than business interruption or rental loss insurance (collectively, “Rent Loss Proceeds”) for the period prior to the Final Closing Date) toward the payment of the Purchase Price to the extent such condemnation awards or insurance payments have been received by Seller, less Seller’s Restoration Expenses (as hereinafter defined), receiving from Seller an amount equal to any applicable deductible under any such insurance policy (or the actual out-of-pocket amount to repair such damage or destruction, if less than the deductible) less Seller’s Restoration Expenses, and receiving an assignment (without warranty or recourse) from Seller of Seller’s right, title and interest in any such awards or payments not theretofore received by Seller, or (b) terminating this Agreement by delivering written notice of such termination to Seller and Escrow Agent on or prior to expiration of the Investigation Period. For purposes of this Article XII, the term “material portion” shall mean (i) with respect to a casualty event, damage for which the estimated cost to repair or restore the Property exceeds an amount equal to ten percent (10%) of the Purchase Price (as reasonably estimated by an engineer or contractor engaged by Seller, and/or (ii) with respect to a condemnation event, a condemnation for which the condemnation award is or will be greater than an amount equal to ten percent (10%) of the Purchase Price. If, prior to the Closing, a portion of the Property is condemned, damaged or destroyed and such portion is not a material portion of the Property, the proceeds of any condemnation award or payment under any insurance policies (other than Rent Loss Proceeds for the period prior to the Closing) shall be applied toward the payment of the Purchase Price to the extent such condemnation awards or insurance payments have been received by Seller (less Seller’s Restoration Expenses), Purchaser shall receive from Seller a credit equal to any applicable deductible under any such insurance policy (or the actual amount to repair such damage or destruction, if less than the deductible) less Seller’s Restoration Expenses, and an assignment (without warranty or recourse) of all of Seller’s right, title and interest in any unpaid awards or payments except Rent Loss Proceeds for the period prior to the Closing. For purposes hereof, “Seller’s Restoration Expenses”, shall include all expenses incurred or expended by Seller in connection with restoration of any casualty or condemnation, including without limitation, the pursuit of the insurance claims in connection with such casualty or condemnation, adjuster costs, all demolition and building permit fees, all architectural and design costs and expenses, all demolition and restoration costs and expenses, all costs of securing the site (including labor costs for any watchmen), all costs and expenses incurred by Seller to relocate and/or compensate tenants for personal property losses.

If the damage or destruction arises out of an uninsured risk, Seller shall elect, by written notice within ten (10) days of the occurrence of such damage or destruction either to terminate this Agreement or to close the transaction contemplated hereby with a reduction of the Purchase Price equal to the costs of repairing the Property, as reasonably estimated by an engineer engaged by Seller and reasonably acceptable to Purchaser.

ARTICLE XIII

CONDUCT PRIOR TO CLOSING

13.1Conduct.  From and after the date hereof, Seller shall operate the Property in accordance with its standard business procedures.

13.2Actions Prohibited.  Seller shall not, without the prior written approval of Purchaser, which approval will not be unreasonably withheld or delayed:

(a)make any material structural alterations or additions to the Property except as (i) in the ordinary course of operating the Property, (ii) required for maintenance and repair, (iii) required by any of the Leases or the Contracts or (iv) required by this Agreement;

(b)sell, transfer, encumber or change the status of title of all or any portion of the Property;

(c)change or attempt to change, directly or indirectly, the current zoning of the Real Property in a manner materially adverse to it; or

(d)cancel, amend or modify, in a manner materially adverse to the Property, any license or permit held by Seller with respect to the Property or any part thereof which would be binding upon Purchaser after the Closing.

13.3Modification of Existing Leases and Contracts.  Prior to the expiration of the Investigation Period, Seller may cancel, amend and modify any of the Leases and any of the Contracts, provided notice is given to Purchaser within five (5) business days after such action and in any event at least two (2) business days prior to the expiration of the Investigation Period.  After the expiration of the Investigation Period, Seller may not cancel, amend, or modify any material Contracts or Leases, in a manner binding upon Purchaser after the Closing, unless Seller gives Purchaser notice within five (5) business days after such action and provided such action is (a) in the ordinary course of operating the Property, or (b) required by any of the Leases or any of the Contracts.

13.4New Leases and Contracts.  Prior to the expiration of the Investigation Period, Seller may enter into any new lease or contract affecting the Property, or any part thereof, provided notice is given to Purchaser within five (5) business days after such action and in any event at least two (2) business days prior to the expiration of the Investigation Period.  After the expiration of the Investigation Period, Seller may not enter into any new lease or contract without Purchaser’s consent, which consent will not be unreasonably withheld or delayed and shall not be required for any leases for a term (with renewals) of one year or less so long as such leases are executed and delivered on Seller’s then standard lease form at then market rates in the ordinary course of Seller’s business.   Notwithstanding the preceding sentence, after the expiration of the Investigation Period, Seller may enter into any new contracts without Purchaser’s consent if doing so is in the ordinary course of operating the Property and the contract (a) will not be binding on Purchaser or (b) is cancelable on thirty (30) days or less notice without penalty or premium.

If Seller shall request Purchaser’s approval to any of the foregoing matters, Purchaser shall have five (5) days from its receipt of such request to give Seller notice of its approval or disapproval of such matter.  If Purchaser does not give such notice, such matter shall be deemed approved by Purchaser.

13.5Confidentiality; Standstill; Etc.  Seller and Purchaser shall, prior to the Closing, maintain the confidentiality of this sale and purchase and shall not, except as required by law or governmental regulation applicable to Seller or Purchaser or, if applicable, their respective affiliates that are subject to such requirements of law or governmental regulation, disclose the terms of this Agreement or of such sale and purchase to any third parties whomsoever other than investors or prospective investors in Seller or Purchaser or, if applicable, their respective affiliates that are subject to such requirements of law or governmental regulation, or the principals of Seller’s Broker, Escrow Agent, the Title Company and such other persons whose assistance is required in carrying out the terms of this Agreement; notwithstanding, Purchaser shall be permitted to file this Agreement as part of an 8-K filing solely if required by applicable law, provided that (i) Purchaser fully redacts the name of Seller or any of its affiliates and all contact and other identifying information of Seller or any of its affiliates from the Agreement prior to any such filing (unless the Securities and Exchange Commission expressly prohibits such redaction in writing) to Seller’s reasonable satisfaction and (ii) Purchaser provides a copy of the proposed 8-K filing for Seller’s approval at least five (5) business days prior to any such filing so that Seller can confirm compliance with subsection (i). Except as expressly permitted by the foregoing sentence, Purchaser shall not disclose to investors or prospective investors the name of Seller or any of their affiliates without the prior written consent of Seller, which consent may be withheld in Seller’s sole and absolute discretion. Purchaser shall not at any time issue a press release or otherwise communicate with media representatives regarding this sale and purchase unless such release or communication has been provided to Seller for approval at least five (5) business days prior to such press release or communication, and Purchaser shall have received the prior written approval of Seller, which approval may not be unreasonably withheld (unless such press release or communication is proposed to be made prior to Closing or proposed to include the name of Seller or any of its affiliates or contact and other identifying information of Seller or any of its affiliates, in which event Seller may withhold approval in its sole and absolute discretion). Purchaser agrees that all documents and information regarding the Property of whatsoever nature made available to it by Seller or Seller’s agents and the results of all tests and studies of the Property (collectively, the “Proprietary Information”) are confidential and Purchaser shall not disclose any Proprietary Information to any other person except those assisting it with the analysis of the Property, and only after procuring such person’s agreement to abide by these confidentiality restrictions. Purchaser covenants and agrees that for a period of five (5) years from the later of (a) the date of this Agreement and (b) the Final Closing Date, that neither Purchaser nor any person or entity controlling, controlled by or under the common control of Purchaser, or affiliated, directly or indirectly with Purchaser, shall directly or indirectly, (i) trade or acquire, or attempt to acquire any securities or debt or any interest in any Prospect Entity, or (ii) attempt to take control of or influence control of any of the Prospect Entities, or any of the business operations of the Prospect Entities, including without limitation, initiating, participating in or otherwise supporting any proxy contest or unsolicited tender offer, and that Purchaser and each of its affiliates will strictly abide by the confidentiality provisions set forth in this Section 13.5 in accordance with the terms hereof. For purposes hereof, “Prospect Entities” means, collectively, Prospect Capital Corporation, Prospect Capital Management L.P. (“PCM”), Prospect Administration LLC and any of their respective affiliates, including any fund or other entity managed by PCM or any of its affiliates. This Section 13.5 shall survive the Closing or termination of this Agreement.

13.6Right to Cure.  If (i) any Material Title Defect shall first arise after Purchaser notifies Seller of its Title Objections pursuant to Section 5.3.1 and prior to the Closing, or (ii) a material breach by Seller of an agreement, covenant, representation or warranty shall occur prior to Closing (each a "New Objection"), Seller may elect, by written notice to Purchaser given no later than two (2) business days after receipt of Purchaser's written notice, to cure such New Objection (and in the case of a Material Title Defect such cure may be effected by causing it to be removed, insured over or bonded by the Title Company and Seller may adjourn the Closing for up to seven (7) days to do so. Seller’s failure to notify Purchaser within such two (2) business day period shall be deemed an election by Seller not to cure the New Objection. If Seller fails to cure the New Objection within such seven (7) day period, or notifies (or is deemed to have notified Purchaser) that Seller shall not cure such New Objection, Purchaser shall have until the third (3rd) day after the expiration of such seven (7) day period, or two (2) business day period, as applicable: (i) to terminate this Agreement and the Deposit shall be disbursed under Section 9.3 and Section 9.4, or (ii) to waive such New Objection and proceed to Closing without any abatement or reduction in the Purchase Price on account of such New Objection. Nothing contained in this Section 13.6 shall require Seller to cure any New Objection or to incur any liability or expense to do so. “Material Title Defect” for purposes hereof shall mean an encumbrance or defect that appears on an update of the Title Report (which was not disclosed on any prior version of the Title Report) or the Updated Survey (which was not disclosed on the Original Survey or the Updated Survey) that would either cause (or does cause) a nationally recognized or institutional multi-family apartment lender such as Bank of America, Wells Fargo, Freddie Mac or Fannie Mae (in each case, an “Institutional Lender”) to refuse to provide financing for the acquisition of the Property on terms that are substantially similar to those that would have been offered by the respective Institutional Lender but for the title or survey defect (any requirement by such Institutional Lender to include its standard legal non-conforming property rider (or the reasonably applicable equivalent to Freddie Mac’s such rider) to the applicable loan documents to be entered into by Purchaser with such Institutional Lender shall not constitute a “refusal” for purposes hereof); any title or survey defect, limitation or encumbrance other than a Permitted Encumbrance (as defined in Section 4.2.1) shall be deemed cured and shall not be a Material Title Defect if the Title Company will agree to issue an ALTA standard form of title insurance policy to Purchaser, which policy takes no exception for such defect, limitation or encumbrance and is issued for no additional premium or for an additional premium if Seller agrees to pay such additional premium upon Closing.

ARTICLE XIV

NOTICES

14.1.1Subject to Section 14(c) below, all notices and other communications provided for herein shall be in writing and shall be delivered either by hand, by overnight courier service, by certified or registered mail, by telefacsimile or by email (in portable document format (“pdf”) or tagged image file format (“TIFF”)) as follows:

If to Purchaser, to:

NexPoint Real Estate Advisors, L.P.

300 Crescent Court, Suite 700

Dallas, Texas 75201

Attention:  Matt McGraner

Email:  mmcgraner@hcmlp.com

with a copy to:

Wick Phillips Gould & Martin, LP

3131 McKinney Ave., Suite 100

Dallas, Texas 75204

Attention:  D.C. Sauter and Chris Fuller

Facsimile:  214-692-6255

Email:  d.c.sauter@wickphillips.com

             chris.fuller@wickphillips.com

If to Seller, to:

c/o National Property REIT Corp.

10 East 40th Street, 42nd Floor

New York, New York 10016

Attention:  General Counsel and Theodore V. Fowler

Facsimile No.: 435-200-0025

Email:fax@prospectcap.com

pl@prospectcap.com

pacct@prospectcap.com

PREIT@prospectcap.com

tfowler@prospectcap.com

sramsey@prospectcap.com

with a copy to:

Blank Rome LLP

One Logan Square

130 North 18th Street

Philadelphia, PA 19103

Attention: Barry Friedman, Esquire

Facsimile: (215) 832-5666

Email: friedman@blankrome.com

If to Escrow Agent, to:

Chicago Title Insurance Company

2400 Maitland Center Parkway,

Suite 200

Maitland, FL 32751

Attention: Mark Neville

Email: mark.neville@fnf.com

14.1.2Any party hereto may change its address, facsimile number or email address for notices and other communications hereunder by notice to all of the other parties hereto in accordance with Section 14(a) above.

14.1.3All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) in the case of notices and other communications delivered by hand or overnight courier service, upon actual receipt thereof, (ii) in the case of notices and other communications delivered by certified or registered mail, upon the earlier of actual delivery and the third business day after the date deposited in the U.S. mail with postage prepaid and properly addressed, provided, that no notice or communication to any party hereto pursuant to this sub‑clause (ii) shall be effective until actually received by such party, and (iii) in the case of notices and other communications delivered by telefacsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the telefacsimile was sent indicating that the telefacsimile was sent in its entirety to the recipient’s telefacsimile number and (iv) in the case of notices and other communications delivered by email, upon receipt by the sender of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, a  return email or other written acknowledgement), provided, that no notice or communication to any party hereto pursuant to this sub‑clause (iv) shall be effective until receipt by the sender of written confirmation of receipt affirmatively initiated by such party; provided, however, that in each case, if a notice or other communication would be deemed to have been given in accordance with the foregoing at any time other than during the recipient’s normal business hours on a business day for such recipient, such notice or other communication shall be deemed given on the next succeeding business day for such recipient; and provided, further, that no notice to Seller shall be effective until delivered by at least two, not one, of the methods described in sub‑clauses (i) through (iv) above. A notice may be given either by a party or by such party’s attorney on its behalf.

14.1.4Each of the parties hereto acknowledges and agrees that the use of electronic transmission in general, and email in particular, is not necessarily secure and that there are risks associated with the use thereof, including risks of interception, disclosure and abuse, and each indicates it assumes and accepts such risks by hereby authorizing the use of electronic transmission.

ARTICLE XV

TRANSFER OF POSSESSION

15.1Transfer of Possession.  Possession of the Property shall be transferred to Purchaser at the time of Closing subject to the Permitted Encumbrances.

15.2Delivery of Documents at Closing.  At the time of Closing, Seller shall deliver to Purchaser originals or copies of any additional documents, instruments or records in the possession of Seller or its agents which are necessary for the ownership and operation of the Property.

ARTICLE XVI

GENERAL PROVISIONS

16.1Captions.  Captions in this Agreement are inserted for convenience of reference only and do not define, describe or limit the scope or the intent of this Agreement or any of the terms hereof.

16.2Exhibits.  All exhibits referred to herein and attached hereto are a part hereof.

16.3Entire Agreement.  This Agreement contains the entire agreement between the parties relating to the transaction contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein.

16.4Modification.  No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in the form of a formal written instrument (and not an email or series of emails) signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought.

16.5Attorneys’ Fees.  Should any party hereto employ an attorney for the purpose of enforcing or construing this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other party or parties thereto reimbursement for all reasonable attorneys’ fees and all costs, whether incurred at the trial or appellate level, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees and the cost of any bonds, whether taxable or not, and such reimbursement shall be included in any judgment, decree or final order issued in that proceeding.  The “prevailing party” means the party in whose favor a judgment, decree, or final order is rendered.

16.6Governing Law; Consent to Jurisdiction; Dispute Resolution.   Annex I to this Agreement, is incorporated herein by reference and made a part hereof as fully as if set forth herein in haec verba.

16.7Time of Essence.  Time is of the essence to this Agreement and to all dates and time periods set forth herein.

16.8Survival of Warranties.  Only those warranties and representations contained in Sections 11.1 and 11.2 and the provisions of Section 11.3 shall survive the Closing, the delivery of the Deed and the payment of the Purchase Price, provided that (a) such representations and warranties (but not such provisions) shall cease and terminate six (6) months after the date of Closing, except in respect of any representation or warranty as to which Purchaser or Seller, as the case may be, shall have commenced, on or before such six (6) month anniversary, a legal proceeding based on the breach thereof as of the date of Closing, and then only for so long as such proceeding shall continue and limited to the breach therein claimed, (b) Seller shall have no liability to Purchaser with respect thereto unless and until the damages suffered by Purchaser as a result thereof shall equal or exceed $100,000 in the aggregate, and (c) the maximum total liability for which Seller shall be responsible with respect to all representations and warranties shall not exceed the Maximum Liability Cap in the aggregate.  Unless otherwise expressly herein stated to survive, all other representations, covenants, indemnities, conditions and agreements contained herein shall merge into and be superseded by the various documents executed and delivered at Closing and shall not survive the Closing.  Seller shall have no liability to Purchaser after Closing for any matter disclosed by Seller or learned by Purchaser prior to Closing.

16.9Assignment by Purchaser.  Purchaser may not assign its rights under this Agreement without first obtaining Seller’s prior written approval, which approval may be withheld in Seller’s sole discretion; provided however, Purchaser shall have the right with at least five (5) business days prior written notice to Seller to assign this Agreement and all of its rights hereunder (which shall include all of its rights in and to the Deposit) to Highland Capital Management L.P., NexPoint Residental Trust, Inc., NexPoint Strategic Opportunities Fund and any of their respective affiliates, including any fund or other entity managed by NexPoint Real Estate Advisors, L.P. or any of its affiliates.  Such assignee shall assume all of Purchaser’s obligations under this Agreement. No assignment permitted under this Agreement shall relieve the assigning party of any liability hereunder, whether arising before or after the date of such assignment.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties.

16.10Severability.  If any term, covenant, condition, provision or agreement herein contained is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, provision or agreement is invalid, void or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, provision or agreement herein contained.

16.11Successors and Assigns; No Third Party Beneficiaries.  All terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective legal representatives, successors and assigns (subject to Section 16.9).  Notwithstanding anything to the contrary contained herein, no provision of this Agreement is intended to benefit any party other than Seller and Purchaser and their successors and permitted assigns, and no provision hereof shall be enforceable by any other party.

16.12Interpretation.  Seller and Purchaser acknowledge each to the other that both they and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

16.13Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original; such counterparts shall together constitute but one agreement.

16.14Recordation.  This Agreement may not be recorded and any attempt to do so shall be of no effect whatsoever.

16.15Limitation on Liability.  In any action brought to enforce the obligations of Seller under this Agreement or any other document delivered in connection herewith, the judgment or decree shall be subject to the provisions of Section 16.8 and shall, otherwise in any event, be enforceable against Seller only up to an amount not to exceed Three Million Two Hundred Twenty Thousand and No/100 Dollars ($3,220,000.00) (“Maximum Liability Cap”).  No shareholder, officer, employee or agent of or consultant of Seller shall be held to any personal liability hereunder, and no resort shall be had to their property or assets, or the property or assets of Seller for the satisfaction of any claims hereunder or in connection with the affairs of Seller.  Furthermore, Seller’s liability under this Agreement is explicitly limited to Seller’s interest in the Property, including any proceeds thereof.  Purchaser shall have no recourse against any other property or assets of Seller, or to any of the past, present or future, direct or indirect, shareholders, partners, members, managers, principals, directors, officers, agents, incorporators, affiliates or representatives of Seller (collectively, “Seller Parties”) or of any of the assets or property of any of the foregoing for the payment or collection of any amount, judgment, judicial process, arbitral award, fee or cost or for any other obligation or claim arising out of or based upon this Agreement and requiring the payment of money by Seller.  Except as otherwise expressly set forth in this Section 16.15, neither Seller nor any Seller Party shall be subject to levy, lien, execution, attachment or other enforcement procedure for the satisfaction of any of Purchaser’s rights or remedies under or with respect to this Agreement, at law, in equity or otherwise.  Purchaser shall not seek enforcement of any judgment, award, right or remedy against any property or asset of Seller or any Seller Parties other than Seller’s interest in the Property or any proceeds thereof.  The provisions of this Section shall survive the termination of this Agreement.

16.16Intentionally Omitted.

16.17Business Day.  As used in this Agreement, “business day” shall be deemed to be any day other than a day on which banks in the state of New York shall be permitted or required to close.

16.18Purchaser’s Audit Rights.  Purchaser shall have, in addition to any inspection rights contained elsewhere in this Agreement, the right, following Closing, to conduct a one-time audit of the non-proprietary financial books and records of Seller relating to the operations and financial results of the Property up to one hundred twenty (120) days following Closing, only to the extent so required to comply with all applicable security laws requirements, including, without limitation, regulation §210.3-14 promulgated under the Securities Exchange Act of 1934, as amended.  Such inspection may only be conducted during business hours at Seller’s office where such books and records are maintained upon reasonable prior written notice to Seller. As a material inducement for Seller to agree to the foregoing provision, the parties acknowledge and agree that: (i) all costs incurred as a result of such audit shall be borne exclusively by Purchaser, (ii) such books and records may only be utilized by Purchaser for informational purposes and shall not be admissible in any litigation, arbitration or other proceeding against Seller nor shall Purchaser have any claim of any kind whatsoever against Seller with respect to any information contained in such books and records, (iii) the information contained in such books and records shall not in any way increase the scope of the express representations of Seller contained in this Agreement nor in any way expand the limitation of liability contained this Agreement, and (iv) Purchaser hereby releases Seller from any claim, cause of action or demand relating to the information contained in such books and records.  All such audit activities shall be conducted at Seller's place of business (or such other location reasonably designated by Seller), in a commercially reasonably fashion during normal business hours and upon ten (10) Business Days prior written notice from Purchaser to Seller.  Seller is only required to produce documents in Seller's actual possession.  The provisions hereof shall survive Closing.

16.19Radon. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.  This paragraph is provided for informational purposes pursuant to Section 404.056(5), Florida Statutes.

16.20Florida Disclosures.

16.20.1PURCHASER SHOULD NOT RELY ON SELLER’S CURRENT PROPERTY TAXES AS THE AMOUNT OF PROPERTY TAXES THAT THE PURCHASER MAY BE OBLIGATED TO PAY IN THE YEAR SUBSEQUENT TO PURCHASE.  A CHANGE OF OWNERSHIP OR PROPERTY IMPROVEMENTS TRIGGERS REASSESSMENTS OF THE PROPERTY THAT COULD RESULT IN HIGHER PROPERTY TAXES.  IF YOU HAVE ANY QUESTIONS CONCERNING VALUATION, CONTACT THE COUNTY PROPERTY APPRAISER’S OFFICE FOR INFORMATION.

16.20.2EVERY PURCHASER OF ANY INTEREST IN RESIDENTIAL REAL PROPERTY ON WHICH A RESIDENTIAL DWELLING WAS BUILT PRIOR TO 1978 IS NOTIFIED THAT SUCH PROPERTY MAY PRESENT EXPOSURE TO LEAD FROM LEAD-BASED PAINT THAT MAY PLACE YOUNG CHILDREN AT RISK OF DEVELOPING LEAD POISONING.  LEAD POISONING IN YOUNG CHILDREN MAY PRODUCE PERMANENT NEUROLOGICAL DAMAGE, INCLUDING LEARNING DISABILITIES, REDUCED INTELLIGENCE QUOTIENT, BEHAVIORAL PROBLEMS, AND IMPAIRED MEMORY.  LEAD POISONING ALSO POSES A PARTICULAR RISK TO PREGNANT WOMEN.  THE SELLER OF ANY INTEREST IN RESIDENTIAL REAL PROPERTY IS REQUIRED TO PROVIDE THE PURCHASER WITH ANY INFORMATION ON LEAD-BASED PAINT HAZARDS FROM RISK ASSESSMENTS OR INSPECTIONS IN THE SELLER’S POSSESSION, IF ANY, AND NOTIFY THE PURCHASER OF ANY KNOWN LEAD-BASED PAINT HAZARDS. A RISK ASSESSMENT OR INSPECTION FOR POSSIBLE LEAD-BASED PAINT HAZARDS IS RECOMMENDED PRIOR TO PURCHASE.

16.20.3Purchaser may have the building’s energy efficiency rating determined upon request of the prospective purchaser, in writing, at the time of, or prior to, the purchaser’s execution of the contract for sale and purchase.  Seller has, simultaneously with the execution hereof, delivered to Purchaser a copy of the Florida Building Energy Efficiency Rating System pamphlet prepared by the State of Florida Department of Community Affairs.  This paragraph is provided for informational purposes pursuant to Section 553.996, Florida Statutes.

THE SUBMISSION OF THIS AGREEMENT FOR EXAMINATION IS NOT INTENDED TO NOR SHALL IT CONSTITUTE AN OFFER TO SELL, OR A RESERVATION OF, OR OPTION OR PROPOSAL OF ANY KIND FOR THE PURCHASE OF THE PROPERTY.  EITHER PARTY MAY TERMINATE DISCUSSIONS OR NEGOTIATIONS AT ANY TIME FOR ANY REASON.  THE DELIVERY OF ANY DRAFT DOCUMENTS AND THE PROVISION OF ANY COMMENTS IN RESPONSE THERETO BY THE PARTIES’ COUNSEL WILL NOT PRECLUDE THE PARTIES FROM RAISING COMMENTS OR RESPONDING TO PROVISIONS, EVEN IF THOSE PROVISIONS WERE SET FORTH IN PRIOR DRAFTS OR COMMENTARY.  IN NO EVENT SHALL ANY DRAFT OF THIS AGREEMENT CREATE ANY OBLIGATION OR LIABILITY, IT BEING UNDERSTOOD THAT THIS AGREEMENT SHALL BE EFFECTIVE AND BINDING ONLY WHEN A COUNTERPART HEREOF HAS BEEN EXECUTED AND DELIVERED BY EACH PARTY HERETO AND THE INITIAL DEPOSIT IS DELIVERED TO ESCROW AGENT.

ARTICLE XVII

ESCROW AGENT DUTIES AND DISPUTES

17.1Other Duties of Escrow Agent.  Escrow Agent shall not be bound in any way by any other agreement or contract between Seller and Purchaser, whether or not Escrow Agent has knowledge thereof.  Escrow Agent’s only duties and responsibilities with respect to the Deposit shall be to hold the Deposit and other documents delivered to it as agent and to dispose of the Deposit and such documents in accordance with the terms of this Agreement.  Without limiting the generality of the foregoing, Escrow Agent shall have no responsibility to protect the Deposit and shall not be responsible for any failure to demand, collect or enforce any obligation with respect to the Deposit or for any diminution in value of the Deposit from any cause, other than Escrow Agent’s gross negligence or willful misconduct.  Escrow Agent may, at the expense of Seller and Purchaser, consult with counsel and accountants in connection with its duties under this Agreement.  Escrow Agent shall not be liable to the parties hereto for any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel and accountants.  Escrow Agent shall not be obligated to take any action hereunder that may, in its reasonable judgment, result in any liability to it unless Escrow Agent shall have been furnished with reasonable indemnity satisfactory in amount, form and substance to Escrow Agent.

17.2Disputes.  Escrow Agent is acting as a stakeholder only with respect to the Deposit.  If there is any dispute as to whether Escrow Agent is obligated to deliver the Deposit or as to whom the Deposit is to be delivered, Escrow Agent shall not make any delivery, but shall hold the Deposit until receipt by Escrow Agent of an authorization in writing, signed by all the parties having an interest in the dispute, directing the disposition of the Deposit, or, in the absence of authorization, Escrow Agent shall hold the Deposit until the final determination of the rights of the parties in an appropriate proceeding.  Escrow Agent shall have no responsibility to determine the authenticity or validity of any notice, instruction, instrument, document or other item delivered to it, and it shall be fully protected in acting in accordance with any written notice, direction or instruction given to it under this Agreement and believed by it to be authentic.  If written authorization is not given, or proceedings for a determination are not begun, within thirty (30) days after the date scheduled for the closing of title and diligently continued, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Deposit with a court of the State of New York pending a determination.  Escrow Agent shall be reimbursed for all costs and expenses of any action or proceeding, including, without limitation, attorneys’ fees and disbursements incurred in its capacity as Escrow Agent, by the party determined not to be entitled to the Deposit.  Upon making delivery of the Deposit in the manner provided in this Agreement, Escrow Agent shall have no further liability hereunder.  In no event shall Escrow Agent be under any duty to institute, defend or participate in any proceeding that may arise between Seller and Purchaser in connection with the Deposit.

17.3Reports.  Escrow Agent shall be responsible for the timely filing of any reports or returns required pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986 (and any similar reports or returns required under any state or local laws) in connection with the closing of the transaction contemplated by this Agreement.

17.4Assignment of Seller’s Mortgage. Provided that Purchaser provides written notice to Seller on or before July 30, 2019 that Purchaser desires to pursue an assignment of Seller’s mortgage(s), Seller agrees that it will reasonably cooperate with Purchaser, at Purchaser’s sole cost (including all additional legal fees) and with no liability to Seller or any guarantor(s) of the loan(s) securing such mortgage(s), to request that Seller’s lender assign the existing note(s) and mortgage(s) on the Property to Purchaser’s lender, provided, however, that Purchaser acknowledges and agrees that the assignment of any existing note(s) and/or mortgage(s) shall not be a condition precedent to Purchaser’s obligation to complete Closing and any failure to receive any assignment of the existing note(s) and/or the mortgage(s) shall not be deemed a default of Seller hereunder.

[Signatures commence on the following page.]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

SELLER:

ARIUM RESORT, LLC

By:	NPRC Carroll Resort, LLC, its sole member

	By:	National Property REIT Corp., its
sole member

By:	/s/ Carlos Tejada
Name: Carlos Tejada
Title: Chief Executive Officer

PURCHASER:

NEXPOINT REAL ESTATE ADVISORS, L.P., a
Delaware limited partnership

By:	/s/ Matt McGraner
Name: Matt McGraner
Title: Authorized Signatory

CONSENT AND AGREEMENT OF ESCROW AGENT

The undersigned Escrow Agent hereby agrees (a) to accept the foregoing Agreement, (b) to be escrow agent under said Agreement, and (c) to be bound by said Agreement in the performance of its duties as escrow agent.

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Myrna H. Small
	Name:	Myrna H. Small
Title:

ASSIGNMENT OF sale, purchase and escrow agreement

This Assignment of Sale, Purchase and Escrow Agreement (this "Assignment") is made and executed as of the 23rd day of August, 2019 ("Effective Date"), by and between NexPoint Real Estate Advisors, L.P., a Delaware limited partnership ("Assignor"), and NXRT Pembroke, LLC, a Delaware limited liability company ("Assignee").

WHEREAS, Arium Resort, LLC, as seller, and Assignor, as buyer, entered into that certain Sale, Purchase and Escrow Agreement (as amended or modified, the "Agreement") dated effective July 24, 2019, for the purchase and sale of certain real property located in Pembroke Pines, Florida all as more particularly described in the Agreement; and

WHEREAS, Assignor desires to assign, and Assignee desires to acquire, all of Assignor's rights and obligations under the Agreement.

NOW, THEREFORE, for the good and valuable consideration provided herein, the receipt, adequacy, and sufficiency of which hereby are acknowledged, Assignor and Assignee do agree as follows:

Any defined terms used but not defined herein shall have the same meaning ascribed to such terms in the Agreement.

1.As of the Effective Date, (a) Assignor hereby assigns, sells, conveys and transfers to Assignee all right, title and interest of Assignor in and to the Agreement and (b) Assignee hereby assumes all obligations and liabilities of Assignor under the Agreement, and shall have all of the rights of Assignor thereunder; provided that notwithstanding the foregoing or anything else set forth in this Assignment, Assignor is not released from any of its duties, liabilities or obligations under the Agreement, whether arising before or after the date of this Assignment.

2.Assignor and Assignee represent that Assignee is an affiliate of NexPoint Residential Trust, Inc. in compliance with Section 16.9 of the Agreement. Assignee is a wholly owned subsidiary of NexPoint Residential Trust Operating Partnership, L.P., a Delaware limited partnership, which acts as the operating partnership for NexPoint Residential Trust, Inc., a Maryland corporation.

3.This Assignment may be executed in any number of original counterparts, each of which when so executed and delivered shall be an original, and all of which, collectively, shall constitute one and the same agreement, it being understood and agreed that the signature pages may be detached from one or more counterparts and combined with the signature pages from any other counterpart in order that one or more fully executed originals may be assembled.  In addition, due execution of this Assignment by any party may be evidenced by electronic mail or facsimile copy hereof reflecting the signature of such party. The terms and provisions of Article XVI (General Provisions), including, without limitation, Section 16.6 (Governing Law; Consent to Jurisdiction; Dispute Resolution) of the Agreement, are hereby incorporated herein by reference, and shall apply to this Assignment mutatis mutandis as if fully set forth herein.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment as of the date and year first above written.

ASSIGNOR:

NexPoint Real Estate Advisors, L.P.,
a Delaware limited partnership

By:	/s/ Matt McGraner
Name: Matt McGraner
Title: Authorized Signatory

ASSIGNEE:

NXRT Pembroke, LLC,
a Delaware limited liability company

By:	/s/ Matt McGraner
Name: Matt McGraner
Title: Authorized Signatory